Exhibit 10.1f

EXECUTION VERSION

Atlantic Broadband Finance, LLC,

as Borrower,

Atlantic Broadband Holdings I, LLC,

The Subsidiary Guarantors Party Hereto,

The Lenders Named Herein,

and

Credit Suisse AG,

as Administrative Agent

CREDIT AGREEMENT

dated as of November 29, 2010

$600,000,000

Senior Secured Credit Facility

Credit Suisse Securities (USA) LLC,

as Joint Lead Arranger and Bookrunner,

SunTrust Robinson Humphrey, Inc.,

as Joint Lead Arranger and Bookrunner,

SunTrust Bank,

as Syndication Agent, and

Crédit Agricole Corporate and Investment Bank,

as Documentation Agent

i

SCHEDULES
Schedule I	List of Addresses for Notices; Commitment Amounts

Schedule II	Subsidiary Guarantors

Schedule 5.7	Litigation

Schedule 5.12	Subsidiaries

Schedule 5.13	Fee Properties, Leased Properties, Other Properties and Mortgaged Properties

Schedule 5.15	UCC and Other Necessary Filings

Schedule 5.17	Environmental Matters

Schedule 5.23	Outstanding Rights In Respect of Capital Stock

Schedule 5.24	Existing Indebtedness

Schedule 7.17	Post-Closing Collateral Matters

Schedule 8.2(h)	Existing Liens

Schedule 8.3(d)	Existing Contingent Obligations

Schedule 8.6	Existing Investments

Schedule 8.12	Existing Affiliate Transactions

EXHIBITS
Exhibit A	Form of Revolving Credit Note

Exhibit B	Form of Tranche B Term Note

Exhibit C	Form of Assignment and Acceptance

Exhibit D	Form of Guarantee and Collateral Agreement

Exhibit F	Form of Mortgage

Exhibit G	Form of Non-Bank Certificate

Exhibit H	Form of Opinion of Kirkland & Ellis LLP

Exhibit I	Form of Perfection Certificate Supplement

Exhibit J	Form of Borrowing Request

CREDIT AGREEMENT, dated as of November 29, 2010 (this “Agreement”), among Atlantic Broadband Finance, LLC, a Delaware limited liability company (“Borrower”), Atlantic Broadband Holdings I, LLC (“Holdings”), the subsidiary guarantors party hereto, the several lenders from time to time party hereto (the “Lenders”) and Credit Suisse AG, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

Borrower has requested the Lenders to extend credit in the form of (a) Tranche B Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Section 1) on the Closing Date, in an aggregate principal amount not in excess of $575,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $25,000,000. Borrower has requested the Issuing Lender to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $7,500,000. The proceeds of the Tranche B Term Loans are to be used solely to (a) refinance amounts due and outstanding under the credit agreement dated as of February 10, 2004, among Borrower, Holdings, the Subsidiary Guarantors, the lenders from time to time party thereto, Société Générale, as administrative agent, and the other agents party thereto, as amended through the date hereof (the “Existing Credit Agreement”), (b) pay to certain indirect shareholders of Holdings a dividend in the amount of $110,696,356 in the aggregate (the “Holdings Dividend”), (c) redeem certain outstanding preferred stock of Parent for an aggregate price of $39,303,644 (the “Redemption”) and (d) pay fees and expenses incurred in connection therewith. The proceeds of the Revolving Loans are to be used solely for Permitted Acquisitions, capital expenditures, working capital and general corporate purposes.

The Lenders are willing to extend such credit to Borrower, and the Issuing Lender is willing to issue Letters of Credit for the account of Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“ABRY”: ABRY Partners, LLC, a Delaware limited liability company, and its successors.

“Acquisition”: any transaction or series of related transactions by any Person for (a) the direct or indirect (i) acquisition of all or substantially all of the Property of another Person, or of any business or division of another Person or (ii) acquisition of more than 50% of the Capital Stock of another Person, or otherwise causing another Person to become a Qualified Subsidiary of such Person, or (b) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration”: the aggregate purchase consideration for any Acquisition and all other payments made and liabilities (other than customary and reasonable transaction expenses) incurred or assumed by Holdings, Borrower or any of its Qualified Subsidiaries in exchange for, or as part of, or in connection with any Acquisition, whether paid in cash or by exchange of Capital Stock or of assets or otherwise and whether payable on or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments and liabilities representing the purchase price and any assumptions of liabilities, “earn-outs” and other Profit Payment Agreements, consulting agreements, service agreements and non-competition agreements and other liabilities (other than customary and reasonable transaction expenses) of every type and description.

“Act”: as defined in subsection 11.17.

“Accepting Lenders”: as defined in subsection 11.18.

“Administrative Agent”: as defined in the preamble hereto.

“Affected Tranche”: as defined in subsection 11.18.

“Affiliate”: of any Person, any Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided for the purpose of subsection 8.12, a Qualified Subsidiary shall not be deemed an Affiliate of any Credit Party. For purposes of this definition, a Person shall be deemed to control another Person if such Person has the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of members of the Board of Directors of such other Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such other Person, whether by ownership of securities, contract, proxy or otherwise.

“Affiliated Lender”: ABRY Advanced Securities Fund, L.P. and any other Affiliate of ABRY other than Holdings and its Subsidiaries that is (i) a bona fide diversified debt fund and (ii) primarily in the business of investing in loans or other debt.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and any other agent for the Lenders designated in connection with the syndication and in accordance with Section 10 by the Administrative Agent with respect to the Credit Documents in a written notice to Borrower.

“Aggregate Incremental Term Commitment”: at any time, the sum of the amount of all Incremental Facilities consisting of Incremental Term Commitments (whether or not terminated) at such time, in an initial amount equal to zero, as such amount may be increased pursuant to subsection 2.1(b) to an aggregate amount which may not exceed $100,000,000.

“Agreement”: this Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate applicable for an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, solely for purposes of the foregoing, the Eurodollar Rate for any day shall be based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations or offers in accordance with the terms of the respective definitions thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be. If the “Alternate Base Rate” as calculated above would be lower than 2.50% per annum at any time, the “Alternate Base Rate” shall be deemed to be 2.50% at such time.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Anti-Terrorism Law”: as defined in subsection 5.25.

“Applicable Margin”: for any day with respect to (a) Tranche B Term Loans, 2.50% in the case of Alternate Base Rate Loans and 3.50% in the case of Eurodollar Loans, (b) Revolving Credit Loans, 2.50% in the case of Alternate Base Rate Loans and 3.50% in the case of Eurodollar Loans, (c) with respect to Incremental Term Loans that are not Tranche B Term Loans, the Incremental Margin to be added to the Alternate Base Rate or Eurodollar Rate, as the case may be, as agreed upon by Borrower and the Lender or Lenders providing the Incremental Term Commitment relating thereto as provided in subsection 4.18, (d) with respect to Extended Term Loans, such percentage as shall be agreed to by Borrower and the applicable Extending Term Lenders as shown in the applicable Loan Modification Offer and (e) with respect to any Extended Revolving Commitment, such percentage as shall be agreed to by Borrower and the applicable Revolving Credit Lenders pursuant to the applicable Revolving Extension Notice.

“Approved Fund”: with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers”: Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and bookrunners.

“Asset Sale”: any sale, sale-leaseback, transfer, lease, conveyance or other disposition by Holdings, Borrower or any of its Qualified Subsidiaries of any of its property or assets, including the Capital Stock of any Subsidiary, including by issuance of Capital Stock, except sales and dispositions permitted by subsections 8.5(a), (b), (c), (f) and (h).

“Asset Swap”: any transaction or transactions involving the disposition to one or more Persons of assets owned by one or more of Borrower and/or any of its Qualified Subsidiaries comprising one or more cable television systems, or portions thereof, and related assets, and, substantially contemporaneously with such disposition, the acquisition by one or more of Borrower and/or any of its Qualified Subsidiaries, of assets comprising one or more other cable television systems, or portions thereof, and related assets, owned by such other Person or Persons, which assets acquired have a fair market value not less than the fair market value of the assets disposed of.

“Assignee”: each Person acquiring Loans and Commitments pursuant to subsection 11.6(c).

“Assignment and Acceptance”: an assignment and acceptance substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Available Amount”: as of any date of determination, an amount (if positive) equal to (a) for each fiscal year of Borrower commencing with the fiscal year ending December 31, 2011 and for which financial statements shall have been delivered in accordance with subsection 7.1(a), 100% of Excess Cash Flow for such years, plus (b) the amount of any capital contributions received by Holdings or proceeds of equity issuances by Holdings, in each case permitted hereunder (other than in connection with Cure Amounts) after the Closing Date and prior to such date of determination and distributed to Borrower, minus (c) the aggregate amount of prepayments made (or to be made) by Borrower in respect of such fiscal years in accordance with subsection 4.5(e), minus (d) the aggregate amount of all Investments made in reliance on subsection 8.6(m); minus (e) the aggregate amount of all Capital Expenditures made in reliance on the second proviso to subsection 8.7, minus (f) the aggregate amount of all Dividend payments made in reliance on subsection 8.11(g) and minus (g) the aggregate amount of all prepayments of Subordinated Notes made up to such time in reliance on clauses (i) and (iii) to the proviso to subsection 8.15.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment and/or Incremental Revolving Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Base Amount”: as defined in subsection 8.7.

“Board of Directors”: as for any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 4.1 as a date on which Borrower requests the Lenders to make Loans hereunder or (b) subsection 3.4 as a date on which Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CapEx Carryforward Amount”: as defined in subsection 8.7.

“Capital Expenditures”: with respect to any Person, for any period, expenditures resulting in the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries (including amounts in respect of Financing Leases), in conformity with GAAP, but excluding increases resulting from (i) expenditures made in connection with the replacement, substitution or restoration of property (a) to the extent financed from insurance proceeds paid on account of the loss of or damage to the property being replaced, substituted or restored, (b) with proceeds or awards on account of any Taking of the property being replaced or (c) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements and (ii) any expenditures made in connection with Permitted Acquisitions.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all of the partnership interests, membership interests or equivalent equity securities in a Person (other than a corporation) and any and all warrants or options to purchase, or securities or instruments convertible into or exchangeable for, any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time or demand deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of (i) any Lender, or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 or (ii) Brown Brothers Harriman & Co.; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Bank”: any Person that is an Agent, a Lender or an Affiliate of an Agent or a Lender at the time it provides any Cash Management Services.

“Cash Management Services”: treasury, depository and cash management services and any automated clearing house fund transfer services or any credit card, purchase card or similar services.

“CATV System”: any cable distribution system that receives broadcast signals by antennae, microwave transmission, satellite transmission or any other form of transmission and that amplifies such signals and distributes them to Persons who pay to receive such signals.

“CERCLA”: as defined in subsection 5.17(f).

“Change in Law”: with respect to any Lender, (i) the adoption of, or change in, any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law, and including regulations enacted after the Closing Date pursuant to the Dodd–Frank Wall Street Reform and Consumer Protection Act), (ii) any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, or (iii) any determination of an arbitrator or a court or other Governmental Authority with which such Lender, in the reasonable opinion of its counsel, must comply to avoid censure or penalty, in each case after the Closing Date.

“Change of Control”: shall be considered to have occurred if:

(i) at any time prior to a Qualified Public Offering: ABRY and its Controlled Investment Affiliates (A) shall cease to own, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Holdings having at least a majority of the voting power of the then outstanding Capital Stock of Holdings, free and clear of all Liens, or (B) shall cease to have the right, directly or indirectly, to designate a majority of the members of the Board of Directors of each of Holdings and Borrower;

(ii) at any time: if (A) any Person (other than ABRY, its Controlled Investment Affiliates or any person acting in the capacity of an underwriter with respect to a distribution of Capital Stock of Holdings (each, a “Permitted Holder” and collectively, the “Permitted Holders”)), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired or acquire the power to vote or direct the voting of 30% or more, on a fully diluted basis, of the outstanding Capital Stock of Holdings and (B) at such time ABRY and its Controlled Investment Affiliates own, free and clear of all Liens, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Holdings representing less voting power of the then outstanding Capital Stock of Holdings held by such Person(s);

(iii) at any time: if Holdings shall cease to own 100% of the outstanding Capital Stock of Borrower; or

(iv) at any time after a Qualified Public Offering: if the board of managers of Holdings shall cease to consist of a majority of Continuing Managers.

“Closing Date”: November 29, 2010.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and assets of the Credit Parties, owned as of the Closing Date or thereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender at any time, such Lender’s Tranche B Term Loan Commitment, Incremental Term Commitment, Revolving Credit Commitment and/or Incremental Revolving Commitment; collectively, as to all the Lenders from time to time, the “Commitments”.

“Commitment Fee Rate”: (i) with respect to the Revolving Credit Commitments established on the Closing Date, 0.75% per annum and (ii) with respect to any Extended Revolving Credit Commitments, the rate provided in the applicable Revolving Extension Notice; provided that any time that the Total Leverage Ratio is equal to or less than 4.00:1.00, the rate set forth in clause (i) shall be deemed reduced to 0.50% per annum. For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of Borrower based upon Borrower’s consolidated financial statements delivered pursuant to subsection 7.1 and (ii) each change in the Commitment Fee Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to exceed 4.00:1.00 (A) at any time that an Event of Default has occurred and is continuing or (B) if Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to subsection 7.1, during the period from the date on which financial statements are required to be delivered to the date on which such consolidated financial statements are delivered.

“Commitment Percentage”: as to any Lender at any time, its Tranche B Term Loan Commitment Percentage, Incremental Term Loan Commitment Percentage or Revolving Credit Commitment Percentage, as the context may require.

“Commodities Account”: as defined in the UCC.

“Confidential Information Memorandum”: as defined in subsection 5.18.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents and the current portion of deferred tax assets) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Borrower and its Qualified Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of contingent obligations under outstanding Letters of Credit or Revolving Loans to the extent otherwise included therein and (c) the current portion of deferred tax liabilities.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total provision for income tax expense, (b) consolidated interest expense, (c) depreciation and amortization expense, (d) franchise taxes that are substantially the same as income taxes, (e) any extraordinary expenses, losses or charges, (f) losses on sales of assets outside of the ordinary course of business, (g) any other non-cash charges (including non-cash interest expense), (h) any costs and expenses related to any equity offering, Investment, Permitted Acquisition or Asset Sale permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), (i) the amount of expenses paid or accrued in such period to ABRY to the extent permitted under subsection 8.12(g), (j) any costs and expenses related to the Transactions and (k) non-recurring or unusual expenses, losses or charges not to exceed 3% of Consolidated EBITDA in any period, minus (x) all non-cash income, (y) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (g) above in a previous period and (z) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary income or gains, (iii) gains on the sales of assets outside of the ordinary course of business, (iv) any net after tax gain or income from the early extinguishment of Indebtedness and (v) any non-recurring or unusual income or gains, all as determined on a consolidated basis; provided that the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded.

“Consolidated Indebtedness”: at a particular date, the aggregate stated principal amount of all Indebtedness of Borrower and its Qualified Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Interest Coverage Ratio”: during any period, on a Pro Forma Basis, the ratio of (a) Consolidated EBITDA for any two consecutive fiscal quarters ending during such period to (b) Consolidated Interest Expense for such two consecutive fiscal quarters, measured on each date on which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Borrower and its Qualified Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings, Borrower and its Qualified Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding any fees and expenses paid in connection with the issuance or amendment of Indebtedness). For purposes of the foregoing, cash interest expense shall be determined after giving effect to any net cash payments made or received by Borrower or any Qualified Subsidiary with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (i) the net income (but not net loss) of any Person that is a Non-Qualified Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Borrower or (subject to clause (ii) below) a Qualified Subsidiary, (ii) the net income of any Qualified Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Qualified Subsidiary of that net income is prohibited or not permitted at the date of determination and (iii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged with or into or consolidated with any of Borrower or its Qualified Subsidiaries shall be excluded.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contested Collateral Lien Conditions”: with respect to any Permitted Lien of the type described in clauses (a), (b) and (d) of subsection 8.2, the following conditions:

(i) any proceeding instituted contesting such Lien shall operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(ii) solely to the extent such Lien exceeds $5,000,000, (other than Liens of the type described in clause (d) of subsection 8.2 to the extent relating to a Franchise, with respect to which this clause (ii) shall not apply) at the option and upon request of the Administrative Agent, the appropriate Credit Party shall have deposited with the Administrative Agent a sum sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(iii) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be pari passu or superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Borrower in good faith.

“Continuing Managers”: the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Managers or by a nominations committee thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control Agreements”: as defined in the Guarantee and Collateral Agreement.

“Controlled Investment Affiliate”: as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Covered Taxes”: all Taxes excluding Excluded Taxes.

“Credit Documents”: this Agreement, the Notes, the Security Agreements, the Mortgages, any Incremental Loan Amendment, any Loan Modification Agreement and all other documents delivered to any Agent and/or any Lender in connection herewith or therewith, and, solely for purposes of subsection 4.12, subsections 9(a) and (d) and subsection 11.15, the Fee Letter.

“Credit Parties”: the collective reference to Borrower and the Guarantors.

“Cure Amount”: as defined in Section 9.

“Cure Right”: as defined in Section 9.

“Declined Proceeds”: as defined in subsection 4.7(c).

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) defaults in its obligation to make any Loan or fulfill any payment obligation required to be made or fulfilled by it hereunder, (b) has notified the Administrative Agent or any Credit Party in writing that it does not intend to satisfy any such obligations or (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, such Lender shall not be a “Defaulting Lender” if and for so long as such Lender confirms in writing, upon request by the Administrative Agent, that it will continue to comply with its obligations to make Loans and fulfill all other payment obligations required to be made and fulfilled by it hereunder.

“Deposit Account”: as defined in the Guarantee and Collateral Agreement.

“Destruction”: any and all damage to, or loss or destruction of, all or any portion of the Collateral.

“Dividend Payments”: dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Capital Stock of Holdings, Borrower or any of its Qualified Subsidiaries, but excluding dividends paid through the issuance of additional shares of Capital Stock and any redemption or exchange of any Capital Stock of such Person through the issuance of Capital Stock of such Person.

“Documentation Agent”: Crédit Agricole Corporate and Investment Bank.

“Dollars” and “$”: lawful money of the United States.

“Eligible Assignee”: (a) a Lender; (b) an Affiliate of any Lender; (c) an Approved Fund of a Lender; and (d) any other Person (other than a natural person) approved by the Administrative Agent, the Issuing Lender (solely in the case of Revolving Credit Loans or Revolving Credit Commitments) and Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) Borrower’s approval is not required in connection with (x) assignments by the Arrangers in connection with the primary syndication of the Tranche B Term Loans and Revolving Credit Commitments or (y) during the existence and continuation of a Default or an Event of Default, (ii) approval by Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from Borrower within ten Business Days after notice of such proposed assignment has been delivered to Borrower; and (iii) neither Borrower nor an Affiliate of Borrower (other than an Affiliated Lender who becomes a Lender in accordance with and subject to the restrictions of subsection 11.6(j)) shall qualify as an Eligible Assignee.

“Embargoed Persons”: as defined in subsection 7.14.

“Employee Benefit Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by Borrower or any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, by any ERISA Entity or with respect to which Holdings or any of its Subsidiaries could incur liability.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Requirements of Law (including, without limitation, common law) relating to pollution or protection of the environment (including, without limitation, pollution or protection of ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, use, transport or disposal of Hazardous Materials, as of the Closing Date or that may at any time thereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions, variances and any other authorizations required by any Governmental Authority under or issued pursuant to any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity”: any member of an ERISA Group.

“ERISA Event”: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Pension Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in Reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Pension Plan that could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that is reasonably likely to result in liability to Holdings or any of its Subsidiaries.

“ERISA Group”: Borrower, any Subsidiary and all corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, special, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. If the “Eurodollar Base Rate” as calculated above would be lower than 1.50% per annum at any time, the “Eurodollar Base Rate” shall be deemed to be 1.50% at such time.

“Eurodollar Lending Office”: as to any Lender, the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: the aggregate amount of cash and cash equivalents in excess of $10,000,000 that would appear on the consolidated balance sheet of Borrower and its Qualified Subsidiaries as of any day, in conformity with GAAP.

“Excess Cash Flow”: for any fiscal year of Borrower, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (provided that for the purpose of this definition, Consolidated EBITDA shall not be calculated on a Pro Forma Basis), (ii) decreases in Consolidated Working Capital for such fiscal year and (iii) if and to the extent of any Excess Cash Flow (before giving effect to clause (b)(viii) of this definition) for the prior fiscal year, any CapEx Carryforward Amount from the prior fiscal year that is not used in such fiscal year minus

(b) the sum, without duplication, of (i) the aggregate amount actually paid by Borrower and its Qualified Subsidiaries in cash during such fiscal year on account of capital expenditures (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year and capital expenditures funded with the proceeds of the incurrence of Indebtedness, the issuance of Capital Stock or Asset Sales), (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such fiscal year (other than (x) pursuant to (i) subsection 4.5 or (ii) subsection 4.4 to the extent such voluntary prepayment reduces scheduled repayments under subsection 4.6 in subsequent fiscal years; (y) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (z) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness or the issuance of Capital Stock), (iii) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of Borrower and its Qualified Subsidiaries, (iv) the amount of taxes (including franchise taxes that are substantially the same as income taxes) or, without duplication, tax distributions actually paid or to be paid in cash by Holdings, Borrower and its Qualified Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof, (v) to the extent added to Consolidated Net Income in calculating Consolidated EBITDA for such fiscal year, the net cash cost of Interest Rate Agreements, (vi) the amount of cash actually paid by Holdings, Borrower and its Qualified Subsidiaries in connection with clause (e), (h), (i) and (j) in the definition of Consolidated EBITDA, (vii) increases in Consolidated Working Capital for such fiscal year and (viii) the CapEx Carryforward Amount for such fiscal year.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: (a) in the case of each Lender and Administrative Agent, Taxes (including franchise Taxes) imposed on (or measured by) its overall net income by (i) the jurisdiction under the laws of which such Lender or Administrative Agent is incorporated or organized or (ii) the jurisdiction in which Administrative Agent’s or such Lender’s principal executive office or applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of the Administrative Agent or any Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code), other than any such person that becomes a Lender pursuant to subsection 4.17, any U.S. federal withholding Tax to the extent such Tax could be imposed under the law in effect (including FATCA) on the date such Administrative Agent or Lender becomes a party to this agreement (or designates a new lending office) or is attributable to such Administrative Agent or Lender’s failure to comply with subsection 4.14, except, in the case of any such Person, to the extent that such Person, (or its assignor, as applicable) was entitled (immediately prior to such assignment or designation of lending office) to gross-up payments or indemnification in respect of such Tax under subsection 4.14 (or would have been so entitled had the assignor’s Tax status (residence, etc.) immediately before such assignment been the same as the Assignee’s Tax status immediately after such assignment).

“Existing Tranche”: as defined in subsection 11.18(a).

“Extended Revolving Credit Commitment”: as defined in subsection 11.18(b).

“Extended Term Loans”: as defined in subsection 11.18(a).

“Extended Term Maturity Date”: with respect to any Extended Term Loans created pursuant to any Loan Modification Offer, the final maturity date specified in the applicable Loan Modification Offer.

“Extending Term Lender”: as defined in subsection 11.18(a).

“Extension”: as defined in subsection 11.18(b).

“Extension Election”: as defined in subsection 11.18(a).

“Executive Order”: as defined in subsection 5.25(a).

“Executive Orders”: as defined in subsection 7.14.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Facility”: each of (a) the extensions of credit made hereunder in the form of Tranche B Term Loans and any outstanding Tranche B Term Loan Commitments (the “Tranche B Term Loan Facility”), (b) the Incremental Facilities that are not a Tranche B Term Loan Facility and (c) the Revolving Credit Commitments and any Incremental Revolving Commitments and the extensions of credit made thereunder (together, the “Revolving Credit Facility”), and “Facilities” means the collective reference to the Tranche B Term Loan Facility, any Incremental Facilities that are not a Tranche B Term Loan Facility, and any Incremental Revolving Facility and the Revolving Credit Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof, including any such regulations or official interpretations issued after the date of this Agreement.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain Agent Fee Letter among Borrower, Credit Suisse Securities (USA) LLC and the Administrative Agent dated November 8, 2010.

“Fee Property”: as defined in subsection 5.13.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Holdings, Borrower and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Finance Subsidiary”: Atlantic Broadband Finance, Inc., a Delaware corporation and co-issuer of the Subordinated Notes.

“Franchise”: a franchise, license, authorization or right by contract or otherwise to construct, own, operate, promote, extend and/or otherwise exploit any CATV System operated or to be operated by Borrower or any of its Subsidiaries granted by any state, county, city, town, village or other local or state government authority or by the Federal Communications Commission.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, and, in the case of Borrower, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, if requested by either Borrower or the Required Lenders, Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition and results of operations of Borrower and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made. Following a request by either Borrower or the Required Lenders not to give effect to any Accounting Change, until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, except for purposes of subsections 5.1(a), (b) and (c) and subsection 7.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender”: as defined in subsection 11.6(i).

“Guarantee and Collateral Agreement”: the guarantee and collateral agreement dated as of the date hereof, substantially in the form of Exhibit D to be entered into by each of the Credit Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time.

“Guarantees”: the collective reference to the guarantee of the Obligations by each of Holdings and the Subsidiary Guarantors set forth in the Guarantee and Collateral Agreement and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to subsection 7.9.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: any pollutants, contaminants, chemicals, materials or wastes, radioactivity or radiation, hazardous pesticides or hazardous or toxic substances that may give rise to liability, or are subject to regulation, under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Highest Lawful Rate”: as defined in subsection 11.12.

“Holdings”: as defined in the preamble hereto.

“Holdings Dividend”: as defined in the recitals hereto.

“Incremental Facility”: an aggregation of Incremental Revolving Commitments or Incremental Term Commitments of one or more Lenders that are made available to Borrower and become effective on the same date, pursuant to the same Incremental Loan Amendment and the extensions of credit hereunder in respect of Incremental Revolving Loans and Incremental Term Loans.

“Incremental Installment Payment Date”: as defined in subsection 4.6(b).

“Incremental Loan”: any Incremental Revolving Loan and/or Incremental Term Loan advanced by a Lender.

“Incremental Loan Amendment”: as defined in subsection 2.1(b).

“Incremental Margin”: as defined in subsection 4.18.

“Incremental Revolving Commitment”: as defined in subsection 4.18.

“Incremental Revolving Lender”: each Lender that has an Incremental Revolving Commitment or that is a holder of an Incremental Revolving Loan.

“Incremental Revolving Loan”: as defined in subsection 2.1(b).

“Incremental Term Commitment”: as defined in subsection 4.18.

“Incremental Term Lender”: each Lender that has an Incremental Term Commitment or that is the holder of an Incremental Term Loan.

“Incremental Term Loan”: as defined in subsection 2.1(a).

“Incremental Term Loan Commitment Percentage”: as to any Incremental Term Lender at any time, the percentage of the Aggregate Incremental Term Commitments that are not in respect of Tranche B Term Loans, then constituted by such Lender’s Incremental Term Loan Commitments that are not in respect of Tranche B Term Loans (or, after such Incremental Term Loans are made, the percentage of the aggregate outstanding principal amount of the Incremental Term Loans that are not Tranche B Term Loans, then constituted by the principal amount of such Incremental Term Lender’s Incremental Term Loans that are not in respect of Tranche B Term Loans).

“Incremental Term Maturity Date”: for any Incremental Term Loan the date upon which the final scheduled payment of principal of such Incremental Term Loan shall be due and payable pursuant to the applicable Incremental Loan Amendment, which such date shall in no event be earlier than the Tranche B Term Loan Maturity Date.

“Incremental Term Note”: as defined in subsection 4.16(e).

“Indebtedness”: of any Person at any date, without duplication,

(a) all indebtedness of such Person for borrowed money,

(b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and not more than 180 days overdue),

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e) all obligations under Financing Leases of such Person and the obligations (including contingent obligations) of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee,

(f) the face amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances or letters of credit (whether drawn or undrawn),

(g) the liquidation value of all redeemable preferred Capital Stock of such Person,

(h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,

(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(j) for the purposes of subsection 8.1 and subsection 9(e) only, all obligations of such Person in respect of Hedge Agreements, it being understood that the amount of any Hedge Agreement for purposes of subsection 9(e) shall be, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date.

The Indebtedness of any Person (x) shall not include surety bonds or similar obligations, and (y) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in subsection 11.5(b).

“Initial Yield”: with respect to Incremental Term Loans, the amount (as reasonably determined by the Administrative Agent in consultation with Borrower) equal to the sum of (a) the margin above the Eurodollar Rate on such Incremental Term Loans (increased by the amount that any “Eurodollar floor” applicable to such Loans exceeds the rate set forth in the last sentence of the definition of Eurodollar Base Rate), and (b) the quotient obtained by dividing (i) the amount of any Up-Front Fees on such Incremental Term Loans by (ii) the lesser of (x) the Weighted Average Life to Maturity of such Term Loans and (y) four.

“Installment Payment Date”: each Tranche B Term Loan Installment Payment Date and each Incremental Installment Payment Date.

“Intellectual Property”: the collective reference to all rights, priorities and privileges in and to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, rights under copyright licenses, patents, rights under patent licenses, trademarks, rights under trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last Business Day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan, initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and in each case ending one, two, three or six months (or, with the prior consent of all Lenders of such Eurodollar Loan, nine or twelve months) thereafter as selected by Borrower in its notice of borrowing as provided in subsection 4.1 or its notice of conversion as provided in subsection 4.2; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that would otherwise extend beyond (i) in the case of an Interest Period for a Term Loan, the Term Loan Maturity Date shall end on such Term Loan Maturity Date or, if such Installment Payment Date shall not be a Business Day, on the next preceding Business Day; and (ii) in the case of any Interest Period for a Revolving Credit Loan, the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment”: for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person; and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness or other liability of any other Person.

“Issuing Lender”: Credit Suisse AG, acting through any of its Affiliates or branches, as issuer of the Letters of Credit.

“Law”: any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

“L/C Application”: as defined in subsection 3.4(a).

“L/C Exposure”: at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of L/C Obligations at such time.

“L/C Obligations”: the obligations of Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by Borrower pursuant to subsection 3.7(a).

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“Leased Property”: as defined in subsection 5.13.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit”: an irrevocable standby letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or any Qualified Subsidiary in respect of obligations of Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which Borrower or such Qualified Subsidiary is or proposes to become a party in Borrower’s or such Qualified Subsidiary’s business, including for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan Modification Agreement”: a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Borrower, the other Credit Parties and one or more Accepting Lenders.

“Loan Modification Offer”: as defined in subsection 11.18.

“Loans”: the Term Loans and the Revolving Credit Loans; individually, a “Loan”.

“Majority Facility Lenders”: (a) with respect to the Revolving Credit Facility, the holders of in excess of 50% of the Revolving Credit Commitments and any Incremental Revolving Commitments or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated in full, the Revolving Credit Exposure, (b) with respect to the Tranche B Term Loan Facility, the holders of in excess of 50% of the Tranche B Term Loans and aggregate Tranche B Term Loan Commitments then outstanding and (c) with respect to any Incremental Term Loan that is not a Tranche B Term Loan, the holders of in excess of 50% of such Tranche of Incremental Term Loans then outstanding.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, results of operations, condition (financial or otherwise) or liabilities (contingent or otherwise) of Holdings and its Subsidiaries, taken as a whole, (ii) the ability of Holdings or any of its Subsidiaries to perform its respective obligations under any Credit Document or (iii) the rights and remedies of the Administrative Agent, Issuing Lender or Lenders under any Credit Document.

“Material Subsidiary”: any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (replacing references to 10 per cent therein with 5 per cent), or any group of Subsidiaries that together would constitute a Material Subsidiary.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties”: (a) the Real Property designated as “Mortgaged Property” on Schedule 5.13, and (b) any Real Property covered by a Mortgage delivered pursuant to subsection 7.9(d).

“Mortgages”: each of the mortgages and deeds of trust in respect of real property made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for its benefit and for the benefit of the other Secured Parties, substantially in the form of Exhibit F (with such reasonable changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and otherwise as shall be reasonably acceptable to the Administrative Agent), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is making or accruing an obligation to make contributions or (ii) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period.

“Net Proceeds”: the aggregate cash proceeds received by Holdings, Borrower or any of its Qualified Subsidiaries in respect of:

(a) the incurrence of any Indebtedness (including debt securities convertible into, or exchangeable or exercisable for, Capital Stock) or loans by Holdings, Borrower or any of its Qualified Subsidiaries;

(b) any Asset Sale; provided that (i) so long as no Event of Default then exists, the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent such proceeds are not reinvested in properties or assets owned (or to be owned) by Borrower or a Qualified Subsidiary having a fair market value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof, as certified by a Responsible Officer of Borrower to the Administrative Agent, (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9 and (iii) the aggregate outstanding amount of proceeds held by Borrower and its Qualified Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $10,000,000;

(c) any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that (i) so long as no Event of Default then exists under paragraph (a), (e), (f), (g) or (h) of Section 9, the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent they are not reinvested in properties or assets owned (or to be owned) by Borrower or a Qualified Subsidiary having a fair market value at least equal to the amount of such proceeds or awards within twelve months from the date of receipt thereof as certified by a Responsible Officer of Borrower to the Administrative Agent, and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents then any property purchased with the proceeds thereof or awards shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsection 7.9;

(d) any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e);

(e) any cash payments received in respect of promissory notes delivered to Holdings, Borrower or any of its Qualified Subsidiaries in respect of an Asset Sale; and

(f) any Cure Amount;

in each case, net of (without duplication) (w) to the extent such Indebtedness and such Lien are permitted hereunder, the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Holdings, Borrower or any of its Qualified Subsidiaries (that are collateral for any such Indebtedness) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (x) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders’ fees and credit enhancement fees) incurred in effecting the applicable event or events described in clauses (a) through (e) above, (y) any Taxes (including any withholding or distributions in respect of Taxes) reasonably attributable to the applicable event or events described in clauses (a) through (e) above and reasonably estimated by Holdings, Borrower or its Qualified Subsidiaries to be actually payable and (z) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds).

“Non-Bank Certificate”: a certificate substantially in the form of Exhibit G.

“Non-Consenting Lender”: as defined in subsection 11.1.

“Non-Qualified Subsidiary”: each subsidiary of Borrower that is not a Qualified Subsidiary.

“Notes”: the Revolving Credit Notes and the Term Notes; each of the Notes, a “Note”.

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“OFAC”: as defined in subsection 5.25(b)(v).

“Officer”: with respect to any corporation, its Chairman of the Board (if an officer) or its President or one of its Vice Presidents or its Chief Financial Officer or its Treasurer or any Assistant Treasurer or its Secretary or one of its Assistant Secretaries, and with respect to any other entity, persons acting in a similar capacity.

“Officer’s Certificate”: a certificate of the entity in question executed on its behalf by an Officer of such entity.

“Other List”: as defined in subsection 7.14.

“Other Real Property”: as defined in subsection 5.13.

“Other Taxes”: any present or future stamp or documentary Taxes and any other excise Taxes or property Taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any Note or Guarantee, and all interest fines, penalties and additions to Tax and related expenses with regard thereto.

“Parent”: Atlantic Broadband Group LLC, an indirect parent entity of Holdings.

“Participants”: as defined in subsection 11.6(b).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan”: an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which Holdings or any of its Subsidiaries could incur liability by application of Section 4069 of ERISA.

“Permitted Acquisition”: as defined in subsection 8.6(l).

“Permitted Amendments”: as defined in subsection 11.18.

“Permitted Encumbrances”: with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy delivered with respect thereto.

“Permitted Liens”: Liens permitted to exist under subsection 8.2.

“Permitted Securities”: equity securities of Holdings having no mandatory redemption, repurchase or similar requirements prior to 120 days after the latest maturity date for any of the Loans (other than upon a change of control or IPO, if such payment is subject to repayment of the Obligations in full), and upon which all dividends or distributions (if any) shall be payable solely (i) in additional shares of such equity security or (ii) on or after the 120th day after the latest maturity date for any of the Loans.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prime Rate”: the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City (it being understood that the Prime Rate may not be the lowest rate of interest charged by Credit Suisse AG in connection with extensions of credit to debtors).

“Profit Payment Agreement”: any agreement to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Pro Forma Basis”: (a) following any Permitted Acquisition or any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by subsection 8.5 during the relevant periods, Consolidated EBITDA and Consolidated Interest Expense for the relevant periods shall be calculated only after giving pro forma effect thereto, as if such Permitted Acquisition, or sale, transfer, lease or other disposition of assets (and, in each case, any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms) had occurred on the first day of the relevant period for determining Consolidated EBITDA or Consolidated Interest Expense, and (b) any pro forma calculations under clause (a) of this definition may include operating and other expense reductions and other adjustments resulting from any such transaction that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments are appropriate in the commercially reasonable judgment of Borrower given the facts and circumstances of the transactions in amounts consistent with actual experience and are reasonably acceptable to the Administrative Agent.

“Proposed Change”: as defined in subsection 11.1.

“Property”: any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person.

“Purchase Money Indebtedness”: Indebtedness (excluding Financing Leases), incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Holdings, Borrower and its Qualified Subsidiaries or the cost of installation, construction or improvement thereof; provided that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Holdings, Borrower or any of its Qualified Subsidiaries or such installation, construction or improvement.

“Qualified Public Offering”: any public offering of the common (or other voting) Capital Stock of Parent or its successor or any of its Subsidiaries (other than any such Subsidiary that is also a Subsidiary of Holdings) pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended, where the gross proceeds raised are not less than $75,000,000.

“Qualified Subsidiary”: each wholly owned Subsidiary Guarantor.

“Real Property”: each Fee Property and Leased Property listed on Schedule 5.13, all right, title and interest of any Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Credit Party, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Redemption”: as defined in the recitals hereto.

“Refinance”: to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness”: Indebtedness incurred to Refinance other Indebtedness (the “Refinanced Indebtedness”); provided

(i) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(ii) if the Refinancing Indebtedness is to be the obligation of any Credit Party, the Refinanced Indebtedness shall also have been the obligation of a Credit Party;

(iii) if the Refinanced Indebtedness was subordinated to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent as the Refinanced Indebtedness;

(iv) the Refinancing Indebtedness shall have a maturity that is not earlier than (x) the maturity of the Indebtedness being Refinanced and (y) the Term Loan Maturity Date;

(v) the Refinancing Indebtedness shall have a longer or equal weighted average life than the Indebtedness being Refinanced; and

(vi) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured (or would be required to be secured).

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U (12 C.F.R. Part 221) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulation X”: Regulation X (12 C.F.R. Part 224) of the Board, as the same may be modified and supplemented and in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Required Lenders”: at a particular time, the holders of more than 50% of the sum of (i) the Term Loans then outstanding, (ii) any outstanding Term Loan Commitment and (iii) the Revolving Credit Commitments and/or Incremental Revolving Commitments or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated in full, the Revolving Credit Exposure. The Term Loans and the Revolving Credit Commitments and/or Incremental Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, controller or any vice president of such Person.

“Revolving Credit Commitment”: as to any Lender, its obligations to (i) make Revolving Credit Loans (other than Incremental Revolving Loans) to Borrower pursuant to subsection 3.1 and (ii) purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 4.3 or 4.5, adjusted pursuant to subsection 11.6(c) or extended as Extended Revolving Credit Commitments pursuant to subsection 11.18; collectively, as to all the Lenders, the “Revolving Credit Commitments”. The original aggregate principal amount of the Revolving Credit Commitments is $25,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments and/or any Incremental Revolving Commitments then constituted by such Lender’s Revolving Credit Commitment and/or Incremental Revolving Commitments.

“Revolving Credit Commitment Period”: the period from and including the Business Day immediately after the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Exposure”: the sum of (i) the aggregate unpaid principal amount of the Revolving Credit Loans, (ii) the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and (iii) L/C Obligations.

“Revolving Credit Facility”: as defined in the definition of “Facility”.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment and/or Incremental Revolving Commitment.

“Revolving Credit Loans”: as defined in subsection 3.1(a).

“Revolving Credit Note”: as defined in subsection 4.16(e).

“Revolving Credit Termination Date”: the earliest of (a) the fourth anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day, (b) in the event more than $10,000,000 in aggregate principal amount of Subordinated Notes remain outstanding on such date, September 17, 2013, and (c) such other earlier date as the Revolving Credit Commitments and any Incremental Revolving Commitments shall terminate hereunder. With respect to Extended Revolving Credit Commitments, Revolving Credit Loans extended pursuant thereto, and Letters of Credit issued thereunder, clause (a) above shall be deemed replaced with the date specified in the applicable Revolving Extension Notice for any such Extended Revolving Credit Commitments.

“Revolving Extension Notice”: as defined in subsection 11.18(b).

“Sale and Leaseback Transaction”: any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether owned as of the Closing Date or thereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (it being understood that this definition does not include the sale or transfer of property and the subsequent lease of property with a materially higher fair market value than the property being sold or transferred and that is used for substantially the same purpose).

“SDN List”: as defined in subsection 7.14.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Account”: as defined in the UCC.

“Security Agreements”: the Guarantee and Collateral Agreement and any security agreement which may from time to time be executed and delivered by Borrower or a Subsidiary of Borrower pursuant to subsection 7.9.

“Security Documents”: the Security Agreements, the Mortgages, all UCC or other financing statements and other instruments of perfection required by this Agreement, the Security Agreements or the Mortgages to be executed, delivered and/or filed or recorded, and any other documents utilized to pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, any other property or assets as collateral for the Obligations.

“Solvent” and “Solvency”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P”: Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“Specified Foreign Subsidiary”: each Subsidiary that is a “controlled foreign corporation” (as defined in Section 957 of the Code) and each Subsidiary of such controlled foreign corporation.

“SPV”: as defined in subsection 11.6(i).

“Subordinated Notes Indenture”: the indenture dated as of February 10, 2004, among Borrower, Atlantic Broadband Finance, Inc., the guarantors named therein and The Bank of New York, as Trustee, as amended, restated, modified or supplemented, governing the Subordinated Notes.

“Subordinated Notes”: Borrower’s and the Finance Subsidiary’s 9 3/8% unsecured senior subordinated notes due 2014.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for directors’ qualifying shares. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower; provided that any joint venture or Person in which an investment is made pursuant to subsection 8.6(h) shall at the option of Borrower, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of Borrower for any purpose of this Agreement.

“Subsidiary Guarantor”: each of (1) each Subsidiary of Borrower listed on Schedule II and (2) each Subsidiary of Borrower which pursuant to subsection 7.9 becomes a party to the Guarantee and Collateral Agreement.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Property is located, (ii) dated as of a recent date reasonably acceptable to the Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company reasonably acceptable to the Administrative Agent, and (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; provided, however, that such survey is in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue survey, access and comprehensive endorsements with respect to such Mortgaged Property.

“Syndication Agent”: SunTrust Bank.

“Taking”: any taking of any assets of Holdings, Borrower or any of its Qualified Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military.

“Taxes”: any and all present or future taxes, duties, levies, fees, imposts, deductions, charges or withholdings imposed by the Internal Revenue Service or any other taxing authority (whether domestic or foreign and including any federal, state, U.S. possession, county, local, provincial or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Loan” and “Term Loans”: as defined in subsection 2.1(a).

“Term Loan Commitments”: collectively, the Tranche B Term Loan Commitments and any Incremental Term Commitment; individually a “Term Loan Commitment”.

“Term Note”: a Tranche B Term Note or any Incremental Term Note, as the context shall require, and collectively, the “Term Notes”.

“Title Company”: such title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy”: a title policy with respect to each Mortgage paid for by Borrower, issued by Title Company, together with such endorsements (including, without limitation, “tie-in” or “cluster”, first loss, last dollar, usury, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, zoning (provided that with respect to zoning, Borrower may, in lieu of such endorsement, deliver a zoning compliance letter prepared by the appropriate Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Resource Corporation or other similar service reasonably acceptable to the Administrative Agent) and so-called comprehensive coverage over covenants and restrictions), coinsurance and reinsurance as may be reasonably requested by the Administrative Agent and, provided that such endorsements are available in a given jurisdiction, in form and substance reasonably acceptable to the Administrative Agent, insuring the Mortgage as a first Lien on the relevant Mortgaged Property and subject only to Permitted Encumbrances and such other Liens expressly agreed to by the Administrative Agent.

“Total Leverage Ratio”: at any time, the ratio, on a Pro Forma Basis, of (a) Consolidated Indebtedness less Excess Cash as of such time to (b) the product of (x) Consolidated EBITDA for the most recently completed two fiscal quarters of Borrower for which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1 multiplied by (y) 2.

“Tranche”: the Tranche B Term Loans or Incremental Term Loans (that are not Tranche B Term Loans) or the Revolving Credit Commitment or Incremental Revolving Commitment, as the case may be, new tranches of Extended Term Loans converted from Tranche B Term Loans, and new tranches of Revolving Credit Commitments established as a result of Revolving Extension Notices.

“Tranche B Installment Payment Date”: as defined in subsection 4.6(a).

“Tranche B Lender”: each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Maturity Date”: the earlier of (a) the date which is five years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day and (b) in the event more than $10,000,000 in aggregate principal amount of Subordinated Notes remain outstanding on such date, September 17, 2013.

“Tranche B Term Loan”: as defined in subsection 2.1(a).

“Tranche B Term Loan Commitment”: as to any Tranche B Lender, its obligation to make a Tranche B Term Loan to Borrower pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name on Schedule I or in an Incremental Loan Amendment or in the Assignment and Acceptance pursuant to which a Lender acquires its Tranche B Term Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Tranche B Lenders, the “Tranche B Term Loan Commitments”. The aggregate principal amount of the Tranche B Term Loan Commitments on the Closing Date is $575,000,000.

“Tranche B Term Loan Commitment Percentage”: as to any Tranche B Lender at any time, the percentage of the aggregate Tranche B Term Loan Commitments then constituted by such Lender’s Tranche B Term Loan Commitment (or, after the Tranche B Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche B Term Loans then constituted by the principal amount of such Tranche B Lender’s Tranche B Term Loan).

“Tranche B Term Loan Facility”: as defined in the definition of “Facility”.

“Tranche B Term Note”: as defined in subsection 4.16(e).

“Transactions”: the transactions described in the recitals hereto.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Up-Front Fees”: the amount of any fees or discounts received by lenders, directly or indirectly from Borrower, in connection with the making of loans or extensions of credit, expressed as a percentage of the face amount of such loan or extension of credit, excluding arranging fees and fees of a similar nature and fees not paid to all lenders of the same tranche.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments thereof.

“United States”: the United States of America.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent”: Borrower and Administrative Agent.

1.2. Rules of Construction. (a) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular the plural and the part the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations; and (v) time shall be a reference to New York, New York time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “satisfactory to” the Administrative Agent or the Arrangers shall mean in form, scope and substance and on terms and conditions satisfactory to the Administrative Agent or the Arrangers, as the case may be; (vi) “permitted” (and similar terms), with respect to any Credit Document, means permitted in accordance with the terms of such Credit Document, whether express, implied or by operation of any consent, waiver or amendment and (vii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.

SECTION 2. TERM LOANS; INCREMENTAL LOANS

2.1. Term Loans; Incremental Loans. (a) Subject to the terms and conditions hereof, (x) each Tranche B Term Lender severally agrees to make a loan in Dollars (individually, a “Tranche B Term Loan”; and collectively, the “Tranche B Term Loans”) to Borrower on the Closing Date, in an aggregate principal amount equal to such Lender’s Tranche B Term Loan Commitment and (y) each Lender making an Incremental Term Commitment severally agrees to make a Loan to Borrower on the date of an Incremental Loan Amendment therefor, in an aggregate principal amount equal to such Lender’s Incremental Term Commitment (collectively, the “Incremental Term Loans”; and together with the Tranche B Term Loans made on the Closing Date and any Extended Term Loans, the “Term Loans”).

(b) (i) So long as no Default or Event of Default has occurred and is continuing, at any time and from time to time, Borrower may request pursuant to the procedure set forth in, and in accordance with the terms of, subsection 4.18, the addition of an Incremental Facility consisting of an increase to the existing Revolving Credit Facility (an “Incremental Revolving Loan”) or Tranche B Term Loans or a new tranche of Term Loans; provided, however, that Borrower may not make a request for any Incremental Facility if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments, Incremental Term Loans and unused Incremental Term Commitments would exceed $100,000,000; provided, further, that Borrower may not make a request for an Incremental Facility in respect of a Revolving Loan if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments would exceed $25,000,000. Each Incremental Facility shall:

(A) be in an amount not less that $10,000,000;

(B) have such pricing as may be agreed by Borrower and the Lenders providing such Incremental Loans pursuant to the provisions of this subsection 2.1(b) and subsection 4.18; and

(C) otherwise have all of the same terms and conditions as the Revolving Credit Loans (if such Incremental Loans are Incremental Revolving Loans) or, except as specifically provided in the applicable Incremental Loan Amendment, this subsection (C) and subsection (B) above or in subsection 4.18, the Tranche B Term Loans (if such Incremental Loans are Tranche B Term Loans); provided that notwithstanding anything to the contrary contained herein, the maturity date of the Incremental Term Loans shall be the Incremental Term Maturity Date.

In addition, unless otherwise specifically provided in this Agreement, all references in the Credit Documents to Revolving Credit Loans or Tranche B Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Loans or Incremental Term Loans of such Tranche, respectively, made pursuant to this Agreement. No Lender shall have any obligation to make an Incremental Loan unless and until it commits to do so. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (x) an amendment (each, an “Incremental Loan Amendment”) to this Agreement executed by Borrower, each Lender or other approved financial institution agreeing to provide such Commitment (and no other Lender shall be required to execute such amendment), and the Administrative Agent, and (y) any amendments to the other Credit Documents (executed by the relevant Credit Party and the Administrative Agent only) as the Administrative Agent shall reasonably deem appropriate to effect such purpose.

Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the receipt by the Administrative Agent of a certificate of Borrower executed by a Responsible Officer of Borrower certifying that immediately prior to and after giving effect to the incurrence of the Incremental Facility (A) each of the representations and warranties made by the Credit Parties in or pursuant to the Credit Documents shall be true and correct in all material respects, (B) Borrower is in compliance with each of the financial covenants contained in subsection 8.9 on a Pro Forma Basis and set forth in an Officer’s Certificate delivered to the Administrative Agent, based on financial projections of Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis giving effect to any Borrowing made hereunder on such date and the consummation of any related transaction and (C) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the Incremental Facility.

(ii) So long as (x) Borrower shall have given the Administrative Agent no less than five Business Days’ prior notice of the Incremental Loan Amendment’s effectiveness and (y) any financial institution not theretofore a Lender which is providing an Incremental Revolving Commitment and/or an Incremental Term Commitment shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, the Incremental Revolving Commitment and/or Incremental Term Commitment being requested by Borrower shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment. Upon such effectiveness, Schedule I shall be deemed amended to reflect such Commitments. In the event that an Incremental Facility shall have become effective, the Lender or Lenders providing such Incremental Revolving Commitment and/or Incremental Term Commitments shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, (A) with respect to Incremental Term Commitments to make an Incremental Term Loan in the amount of the Incremental Term Commitment of such Lender on the effective date of the applicable Incremental Loan Amendment and (B) with respect to Incremental Revolving Commitments, to make from time to time during the period from the date of the effectiveness of the applicable Incremental Loan Amendment through the Revolving Credit Termination Date, one or more Incremental Revolving Loans to Borrower pursuant to the provisions of subsection 3.1 in an aggregate principal amount not exceeding at any time the Incremental Revolving Commitment of such Lender at such time.

2.2. Repayment of Term Loans. Borrower may repay the Term Loans as provided in subsection 4.4 and shall repay the Term Loans as provided in subsections 4.5 and 4.6.

2.3. Use of Proceeds. The proceeds of the Tranche B Term Loans (other than any Incremental Term Loans) shall be used to finance the Transactions.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to Borrower at any time and from time to time on any Borrowing Date during the Revolving Credit Commitment Period in each case (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan”; and collectively, the “Revolving Credit Loans”) to Borrower from time to time. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $7,500,000.

(b) During the Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments and any Incremental Revolving Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments and any Incremental Revolving Commitments shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments, except any borrowing under subsection 3.7(a) shall be in the amount of the applicable Letter of Credit draw.

3.2. Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee (the “Commitment Fee”) from and including the Closing Date, in either case to but excluding the Revolving Credit Termination Date computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not Borrower shall have satisfied the applicable conditions for borrowing or for the issuance of a Letter of Credit set forth in Section 6). Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first such date to occur on or following the Closing Date, in each case for the actual number of days elapsed in a year of 360 days.

3.3. Proceeds of Revolving Credit Loans. Borrower shall use the proceeds of Revolving Credit Loans for Permitted Acquisitions and to provide for the ongoing working capital and general corporate purposes of Borrower and its Qualified Subsidiaries, in each case, after the Closing Date.

3.4. Issuance of Letters of Credit. (a) Borrower may from time to time, up to thirty days prior to the Revolving Credit Termination Date, request the Issuing Lender to issue a Letter of Credit by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address specified in subsection 11.2 (or such other location as the Issuing Lender may direct) a letter of credit application in the Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs Borrower that it is for any reason unable to open such Letter of Credit, Borrower may request any Lender, in such Lender’s sole discretion, to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.12 shall be deemed to be a reference to such Issuing Lender for the purposes of such Letter of Credit.

(b) Each Letter of Credit issued hereunder shall be issued for the account of Borrower and shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and may be automatically renewed on its expiry date for an additional period equal to the initial term (or such longer period of time as may be agreed by the Issuing Lender), but in no case shall any Letter of Credit have an expiry date occurring later than the fifth Business Day prior to the Revolving Credit Termination Date.

3.5. Participating Interests. Effective in the case of each Letter of Credit as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.6. Procedure for Opening Letters of Credit. The Issuing Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from Borrower during such month. Upon receipt of any L/C Application from Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders; provided that no such Letter of Credit shall be issued if subsection 3.1 would be violated thereby or the Issuing Lender has received notice from the Administrative Agent that a condition precedent to the issuance of such Letter of Credit is not satisfied.

3.7. Payments in Respect of Letters of Credit. (a) Borrower agrees within one Business Day following demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of Borrower and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (a) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (b) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%. Each drawing under any Letter of Credit shall (unless an event of the type described in paragraph (f) of Section 9 shall have occurred and be continuing, in which case the procedures specified in this subsection 3.7 for payments in respect of Letters of Credit shall apply) constitute a request by Borrower to the Administrative Agent for a borrowing pursuant to subsection 3.1(a) of Alternate Base Rate Loans in the amount of such drawing, which borrowing shall be applied by the Administrative Agent to reimburse the Issuing Lender for such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant drawing.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed pursuant to subsection 3.7(a) in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment and/or any Incremental Revolving Commitment) of the L/C Obligation arising from such unreimbursed payment.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

3.8. Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard issuance, amendment and negotiation fees), Borrower agrees to pay the Administrative Agent, (i) for the account of the Issuing Lender and the Participating Lenders, with respect to each Letter of Credit issued for the account of Borrower, a Letter of Credit fee equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum; and (ii) in addition to the Letter of Credit fee referred to in subsection 3.8(a)(i) above, for the account of the Issuing Lender and not on account of its L/C Participating Interest therein, 0.25% per annum, each on the daily average amount available to be drawn under each payable, in arrears, on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date. The Administrative Agent will disburse any Letter of Credit fees received pursuant to subsection 3.8(a)(i) to the respective Lenders promptly following the receipt of any such fees.

(b) For purposes of any payment of fees required pursuant to this subsection 3.8, the Administrative Agent agrees to provide to Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide Borrower with any such invoice shall not relieve Borrower of its obligation to pay such fees.

3.9. Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 4.8(b). Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.9(a) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that any Change in Law with respect to the Issuing Lender shall, in the reasonable opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.9 with respect to the Issuing Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.9(b) unless the Issuing Lender has given written notice to Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

3.10. Further Assurances. Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

3.11. Obligations Absolute. The payment obligations of Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which Borrower or any of its Qualified Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, except arising from the gross negligence or willful misconduct on the part of the Issuing Lender;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

3.12. Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower; (iv) any breach of this Agreement by Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1. Procedure for Borrowing. (a) Subject to the terms and conditions hereof, Borrower may borrow under the Commitments on any Business Day; provided that, with respect to any borrowing, Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit J (which notice must be received by the Administrative Agent prior to 12:00 noon (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) on the Borrowing Date if the borrowing is to be solely of Alternate Base Rate Loans) and specifying (a) the amount of the borrowing, (b) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (c) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (d) whether the Loan is a Term Loan or Revolving Credit Loan. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to Borrower in immediately available funds to be delivered by wire transfer to the account(s) designated by Borrower in the applicable borrowing notice, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time.

4.2. Conversion and Continuation Options. (a) Subject to subsection 4.15, Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable written notice of such election, to be received by the Administrative Agent prior to 12:00 noon at least three Business Days prior to the proposed conversion date. Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable written notice of such election, to be received by the Administrative Agent prior to 12:00 noon at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor. Such conversion shall be made on the requested conversion date (which date must be a Business Day); provided that no such conversion shall be made when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to Borrower and the Administrative Agent, determined that such conversion is not appropriate. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans may be converted as provided herein; provided that partial conversions of Alternate Base Rate Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving irrevocable written notice to the Administrative Agent not later than 12:00 (noon), New York City time, three Business Days prior to continuation, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to Borrower and the Administrative Agent, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Installment Payment Date of the Term Loans.

(c) Each notice pursuant to this Section 4.2 shall be in writing and irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Loan that the Borrower requests be converted or continued, (ii) whether such Loan is to be converted to or continued as a Eurodollar Loan or an Alternate Base Rate Loan, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Loan is to be converted to or continued as a Eurodollar Loan, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the effected Lenders of any notice given pursuant to this Section 4.2 and of each affected Lender’s portion of any converted or continued Loan. If the Borrower shall not have given notice in accordance with this Section 4.2 to continue any Loan into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 4.2 to convert such Loan), such Loan shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an Alternate Base Rate Loan.

4.3. Changes of Commitment Amounts. (a) Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, at any time subsequent to the Closing Date, to terminate or from time to time to permanently reduce the Revolving Credit Commitments and any Incremental Revolving Commitments, subject to the provisions of this subsection 4.3.

To the extent, if any, that the sum of the amount of the Revolving Credit Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments and any Incremental Revolving Commitments, as then reduced, Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of any L/C Obligations then outstanding, second to payment of the Revolving Credit Loans then outstanding and third, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any termination of the Revolving Credit Commitments and any Incremental Revolving Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans and L/C Obligations then outstanding in excess of the then outstanding Revolving Credit Commitments and any Incremental Revolving Commitments after giving effect to such reduction and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments and any Incremental Revolving Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests granted by the Issuing Lender to the Lenders prior to the Closing Date in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.8 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.8) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Letter of Credit fee equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum, Borrower shall pay to the Issuing Lender an amount equal to 0.25% per annum).

(b) In the case of termination of the Revolving Credit Commitments, Incremental Revolving Commitments and/or Term Loan Commitment, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments, Incremental Revolving Commitments and/or Term Loan Commitment, shall be in an amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments, Incremental Revolving Commitments and/or Term Loan Commitment, then in effect.

(c) (i) The Tranche B Term Loan Commitments and any Incremental Term Commitments shall be automatically and permanently reduced upon the making of a Tranche B Term Loan or Incremental Term Loan, as the case may be, by the amount of such Loan and (ii) the Incremental Term Commitments under any Incremental Facility shall be terminated effective as of the day after the effective date of the Incremental Loan Amendment relating thereto.

4.4. Optional Prepayments. Subject to subsection 4.15, Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable written notice to the Administrative Agent by 12:00 noon on the Business Day preceding the proposed date of prepayment in the case of Alternate Base Rate Loans, by 12:00 noon on the third Business Day preceding the proposed date of prepayment in the case of Eurodollar Loans, specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Term Loans pursuant to this subsection 4.4 shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Term Loans. Partial prepayments of Revolving Credit Loans pursuant to this subsection shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Revolving Credit Loans (or the aggregate unpaid principal amount of Revolving Credit Loans maintained as Alternate Base Rate Loans (in the case of a prepayment of such Revolving Credit Loans) or as Eurodollar Loans with a single Interest Period (in the case of a prepayment of such Revolving Credit Loans)), as the case may be. Prepayments of the Term Loans pursuant to this subsection 4.4 shall be applied in accordance with subsection 4.7 below. All prepayments under this subsection 4.4 shall be subject to subsection 4.15 but otherwise without premium or penalty and (other than prepayments of Alternate Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

4.5. Mandatory Prepayments.

(a) Cure Amounts. If, subsequent to the Closing Date, Borrower receives a Cure Amount, within five Business Days of receipt of the Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below.

(b) Indebtedness. If, subsequent to the Closing Date, Holdings, Borrower or any of its Qualified Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Capital Stock, but excluding Indebtedness permitted to be incurred under Section 8.1), within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below.

(c) Asset Sales. If, subsequent to the Closing Date, Holdings, Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, within five Business Days of receipt of any Net Proceeds therefrom, Borrower shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with subsection 4.7 below; provided that no payment shall be required pursuant to this subsection 4.5(c) until the date that the aggregate amount of Net Proceeds received by Holdings or any of its Subsidiaries from any Asset Sales exceeds $10,000,000 (and has not yet been so applied).

(d) Casualty Events. If, subsequent to the Closing Date, Holdings, Borrower or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, in each case, in excess of $1,000,000, within five Business Days of receipt of such Net Proceeds, Borrower shall prepay outstanding Loans in an amount equal to 100% of the Net Proceeds thereof and such prepayment shall be applied in accordance with subsection 4.7 below.

(e) Excess Cash Flow. If, for any fiscal year of Borrower commencing with its fiscal year ending on December 31, 2011, there shall be Excess Cash Flow for such fiscal year, not later than 100 days after the end of such fiscal year Borrower shall prepay Loans in an amount equal to 75% of such Excess Cash Flow and such prepayment shall be applied in accordance with subsection 4.7 below; provided that such percentage shall be reduced to (i) 50% if the Total Leverage Ratio as of the end of such fiscal year is less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00, (ii) 25% if the Total Leverage Ratio as of the end of such fiscal year is less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00 and (iii) 0% if the Total Leverage Ratio as of the end of such fiscal year is less than 3.00 to 1.00. The amount of any mandatory prepayment under this subsection 4.5(e) for any fiscal year shall be reduced by the amount of Term Loans voluntarily prepaid pursuant to subsection 4.4 during such fiscal year to the extent such voluntary prepayment reduced the scheduled repayments of principal under subsection 4.6 in any subsequent fiscal year.

(f) Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this subsection 4.5, (i) a certificate signed by a Responsible Officer of Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments under this subsection 4.5 shall be subject to Section 4.15, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

4.6. Repayment of Term Loans. (a) Subject to clause (b) below, the Tranche B Term Loans shall be repaid on the last Business Day of each March, June, September and December commencing March 2011 (each such day, a “Tranche B Installment Payment Date”), in the amounts equal to 0.25% of the total principal amount of Tranche B Term Loans made on the Closing Date plus the initial amounts of any Incremental Term Loans that are Tranche B Term Loans (in each case, subject to reduction as described in subsections 4.4, 4.5 and 4.7).

Amounts repaid on account of the Tranche B Term Loans pursuant to this subsection or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the date of such prepayment. To the extent not previously paid and not converted into Extended Term Loans, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(b) The applicable Incremental Loan Amendment may provide for scheduled repayments of any Incremental Term Loans that are not Tranche B Term Loans (each such day, an “Incremental Installment Payment Date”), subject to the requirements of the definition of Incremental Term Maturity Date.

4.7. Application of Prepayments. (a) Prepayments of Term Loans pursuant to subsection 4.4 shall be applied as elected by Borrower. Prepayments pursuant to subsection 4.5 shall be applied first, to Term Loans outstanding (except to the extent that any Loan Modification Offer for any Tranche of Extended Term Loans provides that such Extended Term Loans shall participate on a lesser basis or not at all) and second, to the extent no Term Loans remain outstanding, to the Revolving Credit Loans in the amount of the Net Proceeds or Excess Cash Flow remaining to be applied.

(b) Prepayments of Term Loans pursuant to subsection 4.5 shall be applied pro rata to the Term Loans based upon the aggregate principal amount of Term Loans then outstanding under each Tranche of Term Loans; within each Tranche prepayments will be applied to repay principal owed on the next four Installment Payment Dates in direct order of maturity and thereafter to the remaining scheduled payments of principal on a pro rata basis. Except as otherwise may be directed by Borrower, any prepayment of Loans pursuant to this subsection 4.7 shall be applied, first, to any Alternate Base Rate Loans of the applicable Tranche then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans of the applicable Tranche then outstanding; provided that if a Lender exercises its right to decline proceeds pursuant to clause (c) below, any prepayments of Loans pursuant to this subsection 4.7 shall be applied pro rata across Alternate Base Rate Loans and Eurodollar Loans of the applicable Tranche; provided further that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall be prepaid subject to the provisions of subsection 4.15.

(c) Notwithstanding the foregoing, any Term Lender may elect, by written notice to the Administrative Agent at the time and in the manner specified by the Administrative Agent, to decline all (but not less than all) of any mandatory prepayment of its Term Loans pursuant to subsection 4.5 (such declined amounts, the “Declined Proceeds”). To the extent any Term Lenders elect to decline their pro rata shares of such Declined Proceeds, Borrower shall be entitled to retain such remaining Declined Proceeds.

4.8. Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default the overdue amount of any Loans, Interest or other obligations shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand): (i) in the case of any Loan, the rate otherwise applicable to such Loan pursuant to this subsection 4.8 and the Applicable Margin plus 2%; and (ii) in all other cases, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate and the Applicable Margin plus 2%.

(d) Except as otherwise expressly provided for in this subsection 4.8, interest shall be payable in arrears (i) for Eurodollar Loans, at the end of each Interest Period (or, for any Interest Period longer than three months, at three month intervals following the first day of such Interest Period) and on the final maturity of the Loans, (ii) for Alternate Base Rate Loans, quarterly in arrears on the last Business Day of each March, June, September and December and on the final maturity of the Loans, and (iii) with respect to any Loan, upon prepayment (other than prepayments of Alternate Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments).

4.9. Computation of Interest. (a) Interest in respect of Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.10. Certain Fees. Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount and at such times as previously agreed to with the Administrative Agent.

4.11. Inability to Determine Interest Rate. In the event that the Administrative Agent or the Required Lenders shall have reasonably determined (which determination shall be conclusive and binding upon Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) Dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or electronic notice of such determination, confirmed in writing, to Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

4.12. Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by Borrower from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced, provided, however, that at any time after the effectiveness of any Extended Revolving Credit Commitments, Borrower may, subject to subsection 4.3, terminate in whole (but not in part) all Revolving Credit Commitments that were not converted into Extended Revolving Credit Commitments pursuant to the applicable Revolving Extension Notice.

(b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent (each, in such capacity and not in its capacity as a Lender) under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 3.2 and 3.8, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.8; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

(c) If at any time there exists a Revolving Credit Lender that is a Defaulting Lender, then so long as such Lender is a Defaulting Lender, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when Borrower certifies to the reasonable satisfaction of the Administrative Agent that it would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 6 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Defaulting Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(ii) any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made. Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph (c) as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

(d) All payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off, counterclaim or other defense and shall be made to the Administrative Agent (other than fees for the account of the Issuing Lender, which shall be paid directly to the Issuing Lender), for the account of the Lenders at the Administrative Agent’s office located at Eleven Madison Avenue, New York, NY 10010 not later than 1:00 p.m. New York City time, on the date when due, in lawful money of the United States and in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.12(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans or as otherwise expressly provided herein) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.12(e) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from Borrower, without prejudice to any rights which Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.12 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in subsection 4.14 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof.

4.13. Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.15 in connection with any conversion in accordance with this subsection 4.13 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to Borrower through the Administrative Agent, to be conclusive absent manifest error).

4.14. Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any Lender becomes a party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any Tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise Taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the United States or any political subdivision thereof or therein, by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of Tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) Taxes resulting from the substitution of any such system by another system of taxation; provided that the Taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition which is applicable to lenders generally;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as reasonably determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement with respect to any such Lender shall, in the reasonable opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time following notice by such Lender to Borrower of such Change in Law as provided in paragraph (c) of this subsection 4.14, within 15 days after demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c) Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.14 unless such Lender has given written notice to Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.14, Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.15, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans of the applicable Lender then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.14 with respect to such Lender, it will, if requested by Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from Borrower under this subsection 4.14, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) (i) Subject to subsection 4.14(d)(iv) below, all payments by Borrower or any Guarantor to or for the account of any Lender, Issuing Lender or Administrative Agent hereunder or under any Note shall be made without setoff, counterclaim or other defense and free and clear of, and without deduction or withholding for, any and all Taxes, unless such withholding is required by Law. If Borrower shall be required by Law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Lender or Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this subsection 4.14(d)) such Lender, Issuing Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) Borrower shall make such deductions or withholdings, (c) Borrower shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable Law and (d) Borrower shall furnish to Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, Borrower hereby agrees to pay, and indemnify and hold harmless the Administrative Agent and each Lender and Issuing Lender from, any Other Taxes. Borrower shall furnish to Administrative Agent the original copy of a receipt evidencing payment of any Other Taxes within 30 days after such payment is made.

(iii) Borrower and the Guarantors, jointly and severally, hereby agree to indemnify and hold harmless the Administrative Agent and each Lender and the Issuing Lender for the full amount of Covered Taxes (including, without limitation, any Covered Taxes imposed on amounts payable under this subsection 4.14(d)) paid by the Administrative Agent or such Lender or the Issuing Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender or the Issuing Lender makes demand therefor.

(iv) Each Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees, to the extent legally entitled to do so, to furnish to Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) wherein such Lender claims entitlement at the Closing Date or on the date it becomes a Lender to a complete exemption from, or a reduction in, U.S. federal withholding Tax on interest payments hereunder and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent legally entitled do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide Borrower, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations duly executed and completed by such Lender that establishes a complete exemption from, or a reduction in, U.S. federal withholding Tax on interest payments hereunder or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees, to the extent legally entitled to do so, to furnish to Borrower, with a copy to the Administrative Agent, (a) a Non-Bank Certificate and (b) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying to such Lender’s legal entitlement at the Closing Date or on the date it becomes a Lender to a complete exemption from, or a reduction in, U.S. federal withholding Tax under the provisions of Sections 871(h) or 881(c) of the Code with respect to interest payments hereunder and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by Borrower or the Administrative Agent, to provide to Borrower (for the benefit of Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to a complete exemption from, or reduction in, U.S. federal withholding Tax with respect to interest payments hereunder. Notwithstanding any provision of this subsection 4.14 to the contrary, Borrower shall have no obligation to pay any amount to, or for the account of, any Lender on account of any U.S. federal withholding Taxes pursuant to this subsection 4.14, to the extent that such amount results from the failure of any Lender to comply with its obligations pursuant to this subsection 4.14.

(v) If a payment made to a Lender or Issuing Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender or Issuing Lender has complied with such Lender’s or Issuing Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment

(e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.14 shall survive the termination of this Agreement and repayment of the Loans.

4.15. Indemnity. Borrower and the Guarantors agree to jointly and severally indemnify each Lender and to hold such Lender harmless from any loss or expense (but (x) without duplication of any amounts payable as default interest, (y) excluding any loss of anticipated profits and (z) determined without reference to any interest rate “floor”) which such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of a Eurodollar Loan after Borrower has given a notice in accordance with subsection 4.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after Borrower has given notice in accordance with subsection 4.2, (b) default by Borrower in making any prepayment or a Eurodollar Loan after Borrower has given a notice in accordance with subsection 4.4 or (c) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsections 4.4, 4.5 or 4.6 and/or a conversion pursuant to subsection 4.13) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans. The payment of an amount due hereunder as a result of Borrower failing to make a borrowing, voluntary payment or conversion after delivering notice of the same shall constitute a cure of any Default or Event of Default arising therefrom.

4.16. Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date and (ii) the principal amount of the Tranche B Term Loan (including the principal amount of any Incremental Term Loan that is a Tranche B Term Loan) of such Lender, in installments, payable on each Tranche B Installment Payment Date, in accordance with subsection 4.6 (or the then unpaid principal amount of such Tranche B Term Loan on the date that the Tranche B Term Loans become due and payable pursuant to Section 9). Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan, Tranche B Term Loan and any Incremental Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.16(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender (i) a promissory note of Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of Borrower evidencing the Tranche B Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a “Tranche B Term Note”) and/or (iii) a promissory note of Borrower evidencing any Incremental Term Loan of such Lender (an “Incremental Term Note”).

4.17. Replacement of Lenders. In the event any Lender or the Issuing Lender is a Defaulting Lender, exercises its rights pursuant to subsection 4.13 or requests payments pursuant to subsections 3.9 or 4.14, Borrower may require, at Borrower’s expense (including payment of any processing fees under subsection 11.6(e)) and subject to subsection 4.15, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by Borrower; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.9, 4.13, 4.14 and 4.15) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender, or cash in an amount equal to 105% of the amount available to be drawn under such Letters of Credit shall be deposited to a cash collateral account established by the Administrative Agent for such purpose.

4.18. Procedure for Incremental Loan Requests. Borrower may solicit requests from any one or more Lenders or other financial institutions for the provision of (i) a commitment for an Incremental Revolving Loan (each, an “Incremental Revolving Commitment”) or an Incremental Term Loan (each, an “Incremental Term Commitment”), as the case may be, and (ii) the margins, if any, to be added by such Lenders or other financial institutions to the Alternate Base Rate and the Eurodollar Rate for Loans made under any such Incremental Term Commitments (any such margin, an “Incremental Margin”); provided that if the Initial Yield applicable to any Incremental Term Loans would exceed by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Margin then in effect plus one fourth of the Up-Front Fees paid in respect of the Tranche B Term Loans on the Closing Date, then the Applicable Margin then in effect for Tranche B Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans, without any action or consent of Borrower, the Administrative Agent or any Lender. The Administrative Agent shall approve any financial institution wishing to provide an Incremental Revolving Commitment, such approval not to be unreasonably withheld.

4.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if at any time there exists a Revolving Credit Lender that is a Defaulting Lender, then so long as such Lender is a Defaulting Lender, (a) if any L/C Exposure exists at such time then (i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the Revolving Credit Lenders that are not Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages, but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments; provided that at no time shall any non-Defaulting Lender’s share of the Revolving Credit Exposure exceed such non-Defaulting Lender’s Revolving Credit Commitment, (ii) if the reallocation described in clause (i) cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender for so long as such L/C Exposure is outstanding, (iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, Borrower shall not be required to pay any of the fees set forth in subsection 3.8(i) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized, (iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to subsection 3.8(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages and (v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees under subsection 3.8(i) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized and (b) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be entirely covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with this subsection 4.19, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection 4.19(a)(i) (and such Defaulting Lender shall not participate therein). Without limiting subsection 11.1, this subsection 4.19 may not be amended, waived or otherwise modified without the prior written consent of the Administrative Agent and the Issuing Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, Borrower and Holdings hereby represent and warrant to each Lender, the Issuing Lender and the Administrative Agent as of the Closing Date and (except as otherwise stated to be as of a different date) as of the date of the making of any extension of credit hereunder:

5.1. Financial Statements; Financial Condition. (a) Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of operations, changes in members’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) After giving effect to the Obligations, customary liabilities in respect of expenses incurred in connection with the Transactions and liabilities incurred in the ordinary course of business of the Credit Parties since the date of the most recent such financial statements, as of the Closing Date there are no material liabilities of the Credit Parties of any kind (including, without limitation, liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

5.2. No Change. Since December 31, 2009, after giving effect to the Transactions, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

5.3. Existence; Compliance with Law. Each of Holdings and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (including, without limitation, all Franchises and all permits granted by the Federal Communications Commission) necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws (including Environmental Laws), ordinances, rules, orders, permits (including Environmental Permits) and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that Holdings or any of its Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations, or any Franchise except to the extent such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization. Each Credit Party has the power and authority to execute, deliver and perform each of the Credit Documents to which it is a party, and Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect, (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

5.5. Enforceable Obligations. This Agreement has been, and each of the other Credit Documents will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement constitutes, and each of the other Credit Documents currently intended to be in effect constitute or will constitute, as the case may be, upon execution and delivery thereof, the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.6. No Legal Bar. None of the execution, delivery or performance by each Credit Party of each Credit Document currently intended to be in effect to which it is a party and the incurrence and use of the proceeds of the Loans and the issuance of and of drawings under the Letters of Credit (a) will violate any Requirement of Law, constitutive document or any Contractual Obligation applicable to or binding upon such Credit Party or any of their respective Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) will result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.

5.7. No Material Litigation. Except as disclosed in Schedule 5.7, there is no pending or, to the knowledge of any Credit Party, threatened claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment involving or affecting the Transactions, Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.

5.8. Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

5.9. Federal Regulation. The extensions of credit hereunder will not be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as in effect on the Closing Date and from time to time thereafter in effect or for any purpose that violates the provisions of the regulations of the Board, and the Credit Parties shall not own or hold any “margin stock” as of the Closing Date. If requested by any Lender or the Administrative Agent, Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Following application of the proceeds of each extension of credit hereunder, not more than 25 percent of the value of the assets of any Credit Party will be “margin stock”. No Credit Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board.

5.10. No Default. Each of Holdings and its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11. Taxes. Each of Holdings and its Subsidiaries (including after giving effect to the Transactions) (i) has timely filed or caused to be timely filed all tax returns, statements, forms and reports (domestic or foreign) which are required to be filed (and all such tax returns were true and correct in all material respects when and as filed) and (ii) has timely paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than with respect to any Taxes (x) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Holdings or one of its Subsidiaries (including after giving effect to the Transactions), as the case may be, or (y) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

5.12. Subsidiaries. After giving effect to the consummation of the Transactions, (i) Holdings owns 100% of the Capital Stock of Borrower and has no direct or indirect Subsidiaries other than Atlantic Broadband Holdings, Inc., a Delaware corporation, Borrower and its Subsidiaries and (ii) the Subsidiaries of Borrower, their jurisdictions of incorporation, the number of units of each class of its Capital Stock authorized and the number outstanding and the number of units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the Closing Date, shall be as set forth on Schedule 5.12. All Capital Stock of each Subsidiary of Borrower (to the extent owned by Borrower or a Subsidiary of Borrower) (i) that is a corporation is duly and validly issued and is fully paid and non-assessable and (ii) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions.

5.13. Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5), each of Holdings and its Subsidiaries has good and valid title (or, in the case of Intellectual Property, a valid license) to all of its material assets necessary for the conduct of its business (other than (x) Real Property and (y) minor irregularities or deficiencies in title which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), in each case free and clear of all Liens except Permitted Liens. With respect to each Mortgaged Property and each Real Property owned by Holdings and its Subsidiaries listed on Schedule 5.13, as of the Closing Date and with respect to each Real Property leased by Holdings and its Subsidiaries listed on Schedule 5.13 as of the Closing Date, each of Holdings or its applicable Subsidiary has (i) good and marketable fee title thereto, all of which are listed on Schedule 5.13, in each case under the heading “Fee Properties” (each, a “Fee Property”), (ii) valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Credit Parties and their Subsidiaries, which leased real property is listed on Schedule 5.13, in each case under the heading “Leased Properties” (each, a “Leased Property”) and (iii) good and valid and enforceable rights to use the other real property, including easements, licenses, rights to access, rights-of-way and other real property interests, that are used in the operations of the Credit Parties and their subsidiaries, as listed on Schedule 5.13, in each case under the heading “Other Real Property” (each an “Other Real Property”), in each case, free and clear of all Liens of any nature whatsoever (other than Liens permitted under subsection 8.2), except (a) as to Fee Property, Permitted Encumbrances and (b) as to Leased Property, the terms and provisions of the respective lease therefor, including the matters set forth on Schedule 5.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties, the Leased Properties and the Other Real Property constitute, as of the Closing Date, all of the material real property owned in fee or leased by Holdings and its Subsidiaries and used or held for use by Holdings and its Subsidiaries. As of the Closing Date, no Credit Party has received notice of pending condemnation or similar proceedings affecting any of the Real Property and to each Credit Party’s knowledge no such action is currently contemplated or threatened.

5.14. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to have a Material Adverse Effect the fair market value of the assets of all such underfunded Pension Plans. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, except to the extent any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Neither Holdings nor any of its Subsidiaries maintains or contributes to any benefit plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States under which Holdings or any of its Subsidiaries could incur any liability having a Material Adverse Effect.

5.15. Collateral Documents. (a) As of the Closing Date, the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all rights, title and interest of the Credit Parties in the pledged securities described therein and, when certificates representing or constituting the pledged securities described in the Guarantee and Collateral Agreement are delivered to the Administrative Agent, such security interest shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged securities described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein). No filings or recordings are required in order to perfect the security interest created in the pledged securities described in the Guarantee and Collateral Agreement and the proceeds thereof other than filings on Form UCC-1 and no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any pledged securities or the exercise by the Administrative Agent of the voting or other rights provided for in the Guarantee and Collateral Agreement or the exercise of remedies in respect thereof (other than pursuant to any securities laws).

(b) As of the Closing Date, the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all right, title and interest of the Credit Parties in the collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein), and UCC financing statements have been filed in each of the jurisdictions listed on Schedule 5.15, or arrangements have been made for such filing in such jurisdictions, and upon such filing or such other filings referenced in subsection 5.15(d), and upon the taking of possession or control by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession or control (to the extent possession or control by the Administrative Agent is required by the Guarantee and Collateral Agreement), such security interests, subject to the existence of Permitted Liens, constitute perfected first priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC of the relevant jurisdiction (or, if a security interest can be perfected only by possession or control, to the extent possession or control by the Administrative Agent is not required pursuant to the Guarantee and Collateral Agreement). Each Credit Party has good and marketable title (or, in the case of Intellectual Property, a valid license) to all Collateral pledged by it under the Guarantee and Collateral Agreement, free and clear of all Liens except those described above in this clause (b) and except for Permitted Liens.

(c) Each Mortgage is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the rights, title and interest of the applicable Credit Party thereto in the collateral described therein, and upon proper recording the Mortgages in the jurisdictions listed on Schedule 5.13 (or, in the case of a Mortgage delivered pursuant to subsection 7.9, the jurisdiction in which the property covered by such Mortgage is located), such security interests and Lien will, subject to the existence of Permitted Encumbrances, constitute first priority liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

(d) The recordation of the Guarantee and Collateral Agreement (or a short form thereof) in U.S. Patents and Trademarks in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement are effective, under applicable law of the United States or a jurisdiction thereof, to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Secured Parties in the registered trademarks and patents covered by such Guarantee and Collateral Agreement in U.S. Patents and Trademarks and the recordation of the Guarantee and Collateral Agreement (or a short form thereof) in U.S. Copyrights with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement are effective under U.S. federal law to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Secured Parties in the registered copyrights covered by such Guarantee and Collateral Agreement in U.S. Copyrights.

5.16. Copyrights, Patents, Permits, Trademarks and Licenses. Schedules 13A and 13B of the perfection certificate delivered pursuant to subsection 6.1(g) sets forth a true and complete list as of the Closing Date after giving effect to the Transactions of all registered Intellectual Property owned by Holdings or any of its Subsidiaries, and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedules 13A and 13B of the perfection certificate delivered pursuant to subsection 6.1(g), as of the Closing Date after giving effect to the Transactions, Holdings or one of its Subsidiaries owns or has the right to use the material Intellectual Property and applications therefor referred to in such schedule. Except as disclosed in Schedules 13A and 13B of the perfection certificate delivered pursuant to subsection 6.1(g), no claims are pending by any Person with respect to the ownership, validity, enforceability or of Holdings’ or any of its Subsidiary’s use of such Intellectual Property or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Environmental Matters. Except as set forth on Schedule 5.17 and except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) there are no Hazardous Materials in amounts or concentrations that constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws at, on or under the properties owned, leased or otherwise operated by Holdings or any of its Subsidiaries;

(b) there are no facts, circumstances or conditions that could reasonably be expected to (i) result in a violation of any Environmental Law by Holdings or any of its Subsidiaries that could interfere with the continued operation of, or impair the otherwise fair saleable value of the properties owned, leased or otherwise operated by Holdings or any of its Subsidiaries or (ii) result in a violation of, or otherwise give rise to liability on the part of Holdings or any of its Subsidiaries under, any Environmental Laws;

(c) neither Holdings nor any of its Subsidiaries has received or is aware of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to Holdings or any of its Subsidiaries, or any properties owned, leased or otherwise operated by any of them, nor does Holdings or any of its Subsidiaries have knowledge that any such action is being threatened;

(d) there are no administrative actions or judicial proceedings pending or, to the knowledge of any Credit Party, threatened under any Environmental Law to which Holdings or any of its Subsidiaries is or could reasonably be expected to be a party, nor are there any consent decrees, consent orders, administrative orders or other orders, decrees or agreements to which Holdings or any of its Subsidiaries is a party, which could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law;

(e) no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Fee Property or assets of Holdings or any of its Subsidiaries, and no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any other Real Property of Holdings or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law;

(f) no Fee Property is (x) listed or, to the knowledge of any Credit Party proposed for listing, on the National Priorities List promulgated pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or (y) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or (z) included on any similar list maintained by any Governmental Authority, and there is no such listing, or to the knowledge of any Credit Party proposed listing, with respect to any other Real Property of Holdings or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law; and

(g) neither Holdings nor any of its Subsidiaries is required to take or finance any investigatory, response or other corrective action or is currently conducting any investigatory, response or other corrective action pursuant to any Environmental Law at any Real Property or at any other location, nor has any of Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

5.18. Accuracy and Completeness of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent, either Arranger or any Lender in writing (including all information contained in the Credit Documents and the Confidential Information Memorandum dated November 2010 delivered to the Lenders in connection with the syndication of the Facilities (the “Confidential Information Memorandum”)) for purposes of or in connection with this Agreement or any lending transaction contemplated herein is, and all other factual information hereafter furnished by or on behalf of any such Persons in writing to the Administrative Agent, either Arranger or any Lender will be, taken together, true and accurate in all material respects on the date as of which such information is dated and, taken together, not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided; provided that, with respect to projections Borrower represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by Borrower to be reasonable and attainable at the time made.

5.19. Labor Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, threatened against Holdings or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party after due inquiry, threatened against Holdings or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, after due inquiry, threatened against Holdings or any of its Subsidiaries and (iii) to the best knowledge of any Credit Party after due inquiry, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of any Credit Party, no union organizing activities are taking place, except such as could not, with respect to any matter specified in clause (i), (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20. Solvency. Immediately before and after the consummation of the Transactions and each extension of credit hereunder (including the Tranche B Term Loans), each Credit Party was and will be Solvent as of the Closing Date.

5.21. Use of Proceeds. Borrower will use the proceeds of the Tranche B Term Loans and Revolving Loans solely for the purposes set forth in the introductory statement to this Agreement. Borrower will use the proceeds of any Incremental Loan solely for the purposes set forth in the related Incremental Loan Amendment.

5.22. Regulation H. As of the Closing Date, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23. Capitalization. The authorized Capital Stock of Borrower consists of 1,000 common membership interests, 1,000 of which are issued and outstanding. All such outstanding common membership interests have been duly and validly issued without any obligation to make additional capital contributions and are free of preemptive rights. As of the Closing Date, except as listed on Schedule 5.23, Holdings has no outstanding securities convertible into or exchangeable for its Capital Stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock.

5.24. Indebtedness. Schedule 5.24 sets forth a true and complete list of all material Indebtedness (other than Loans and Letters of Credit under this Agreement and the related Guarantees and the Subordinated Notes and the related Guarantees) of Holdings, Borrower and their respective Subsidiaries as of the Closing Date, and after giving effect to the Transactions, and which is to remain outstanding after giving effect to the incurrence of Loans on such date (excluding the Loans and the Letters of Credit, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt. The Obligations are “Senior Indebtedness” within the meaning of the Subordinated Notes Indenture.

5.25. Anti-Terrorism Laws. (a) None of Holdings, any of its Subsidiaries or any of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) None of Holdings or its Subsidiaries is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

None of Holdings or any of its Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Closing. On the Closing Date: (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Lender, a favorable written opinion of Kirkland & Ellis LLP, counsel for Holdings and Borrower, substantially to the effect set forth in Exhibit H (A) dated the Closing Date, (B) addressed to the Issuing Lender, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Credit Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and Borrower hereby request such counsel to deliver such opinions.

(b) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Credit Documents shall be satisfactory to the Lenders, to the Issuing Lender and to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or certificate of formation, as applicable, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, Board of Managers or sole member, as applicable, of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Credit Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Lender or the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in subsection 6.2.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder or under any other Credit Document or the Fee Letter.

(f) The Security Documents shall have been duly executed by each Credit Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g) The Administrative Agent shall have received a perfection certificate with respect to the Credit Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Credit Parties in the states (or other jurisdictions) of formation or organization of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such perfection certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under subsection 8.2 or have been or will be contemporaneously released or terminated.

(h) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by subsection 7.5 and the applicable provisions of the Security Documents.

(i) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Subordinated Notes and (c) Indebtedness set forth on Schedule 5.24.

(j) The Lenders shall have received the financial statements and opinion referred to in subsection 5.1.

(k) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings certifying that Holdings, Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are Solvent.

(l) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m) The Administrative Agent shall have received a solvency opinion from Duff & Phelps, addressed to the Administrative Agent and the Lenders or otherwise capable of being relied upon by the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent, that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

6.2. Conditions to All Loans and Letters of Credit. The obligation of (x) each Lender to make any Loan (other than any Revolving Credit Loan to be made as contemplated by subsections 3.7(b) and (c), which shall be made unless an event of the type described in paragraph (f) of Section 9 has occurred and is continuing) and (y) the Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

(c) Subordinated Notes Indenture. Unless and until the Subordinated Notes Indenture shall have been satisfied and discharged, if after giving effect to the making of the Loans and the use of proceeds thereof or the drawing of any Letter of Credit to be issued hereunder, the aggregate amount of Obligations would exceed the maximum amount of “Senior Credit Agreement” Indebtedness permitted to be incurred pursuant to Section 4.10(b)(3) of the Subordinated Notes Indenture, Borrower would be permitted to incur such Loans or the obligations in respect of such Letter of Credit drawing under Section 4.10(a) of the Subordinated Notes Indenture, and, upon request from the Administrative Agent, Borrower shall have delivered a certificate, signed by a Responsible Officer of Borrower, with calculations in reasonable detail demonstrating such compliance.

Each borrowing by Borrower hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by Borrower as of the date of such borrowing or issuance that the conditions in clauses (a), (b) and (c) and of this subsection 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

Holdings and Borrower hereby agree that, so long as any of the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to 105% of such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, Holdings and its Subsidiaries shall comply with subsections 7.13 through 7.16, and Holdings and Borrower shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and 7.8 through 7.11, Borrower shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent (which the Administrative Agent shall deliver promptly to each Lender via Intralinks, SyndTrak or other means in its discretion):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a copy of the consolidated balance sheet of Borrower and its Subsidiaries, in each case as at the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous year and accompanied by a report thereon, without an explanatory note or statement expressing doubt about the ability of Borrower and its Subsidiaries to continue as a going concern, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, of independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Borrower, the unaudited consolidated balance sheet of Borrower and its Subsidiaries, in each case as at the end of each such quarter and the related unaudited consolidated statements of operations and cash flows for such quarterly period and the portion of the fiscal year of Borrower through such date, setting forth, to the extent applicable, in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by Borrower and furnished to the Administrative Agent, certified by Borrower in an Officer’s Certificate executed on its behalf by a Responsible Officer of Borrower as fairly presenting the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) in all material respects; and

(c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Borrower, a preliminary consolidated operating budget for Borrower and its Subsidiaries; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget;

7.2. Certificates; Other Information. Furnish to the Administrative Agent (which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 8.7 and 8.9, except as specified in such letter;

(b) within 15 days of the delivery of the financial statements referred to in subsections 7.1(a) and (b) (except that the certificate referred to in clauses (iii) and (iv) below shall be delivered concurrently with such financial statements), an Officer’s Certificate in form and substance reasonably acceptable to the Administrative Agent stating that during such period

(i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, Borrower has complied with the requirements of subsection 7.9),

(ii) neither Holdings nor any of its Subsidiaries has changed its name or jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto or otherwise stating that such information is included in the perfection certificate supplement delivered pursuant to subsection 7.2(i),

(iii) the officer executing such Officer’s Certificate on Borrower’s behalf has obtained no knowledge of any Default or Event of Default, in each case, except as specified in such certificate,

(iv) and showing in detail as of the end of the related accounting period the figures and calculations supporting such statement in respect of paragraph (d) of subsection 8.1, paragraphs (b) and (e) of subsection 8.3 and subsections 8.6 through 8.11 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein;

(c) promptly upon receipt thereof, copies of all final reports submitted to Borrower or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Borrower or any of its Subsidiaries made by such accountants, and any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Borrower or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of Borrower and its Subsidiaries during the periods covered by such financial statements;

(f) within 45 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans pursuant to the proviso to subsection 4.5(c), accompanied by an Officer’s Certificate of Borrower executed on its behalf by an Officer of Borrower to the effect that Borrower and its Subsidiaries intend to apply the Net Proceeds from such Asset Sales in accordance with clause (b) of the definition of Net Proceeds;

(g) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request;

(h) promptly, and in any event within five Business Days after an Officer of Borrower obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto; and

(i) concurrently with the delivery of the Officer’s Certificate required pursuant to subsection 7.2(b), a perfection certificate supplement substantially in the form of Exhibit I or a statement in such Officer’s Certificate that there has been no change in the information included in the perfection certificate as most recently supplemented.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect, (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Holdings or any of its Subsidiaries, as the case may be and (d) in the event any failure to discharge or otherwise satisfy any such obligation or liability results in the incurrence of a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

7.4. Conduct of Business and Maintenance of Existence. Except as disclosed in Schedule 5.13 and as otherwise permitted by subsections 8.4 and 8.5, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which would not, in the aggregate, have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect. This paragraph shall not be deemed to restrict Holdings or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in Holdings’ or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all Real Property, other tangible property and assets useful and necessary in its business in good working order and condition (ordinary wear and tear and dispositions permitted hereunder excepted).

(b) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(c) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Borrower or the Credit Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither Borrower, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect its interests; deliver original or certified copies of all such policies to the Administrative Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(d) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require.

(e) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $25,000,000, naming the Administrative Agent as an additional insured, on forms satisfactory to the Administrative Agent.

(f) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this subsection 7.5 is taken out by any Credit Party; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

7.6. Inspection of Property; Books and Records; Discussions; Lender Meetings. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent or any Lender upon reasonable notice (made through the Administration Agent and no more frequently than annually unless an Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of Borrower and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of Borrower.

(b) Within 120 days after the close of each fiscal year of Borrower, hold a meeting (at a mutually agreeable location and time), which may be done by teleconference (at a mutually agreeable time), with all Lenders who choose to attend such meeting or teleconference, subject to subsection 11.6(j), at which meeting or teleconference, as the case may be, shall be reviewed the financial results, the financial condition and the budgets presented of Borrower and its Subsidiaries and other relevant matters.

7.7. Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Holdings, Borrower or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or (ii) litigation, investigation (of which Borrower is aware) or proceeding which may exist at any time between Holdings, Borrower or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Holdings, Borrower or any of its Subsidiaries by Governmental Authority, which in any such case would have a Material Adverse Effect;

(c) of any litigation or proceeding against Holdings, Borrower or any of its Subsidiaries (i) in which more than $10,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, Borrower, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(e) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(f) of any filing made by any Credit Party on Form 8-K with the SEC (together with a copy of any such filing); and

(g) of a Material Adverse Effect known to Borrower or any of its Subsidiaries.

Each notice pursuant to this subsection 7.7 shall be accompanied by an Officer’s Certificate of Borrower executed on its behalf by a Responsible Officer of Borrower setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses (a) through (d), (f) and (g)) stating what action (if any) Borrower proposes to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, Borrower may from time to time deliver notices of events (including events of the types described above) to the Administrative Agent and/or the Lenders, and that the notification of any event or events shall not constitute an admission or determination by Borrower that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.

7.8. Environmental Laws. (a) Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect (i) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; (ii) ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them; and (iii) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Borrower or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and with respect to which reserves have been taken where necessary in accordance with GAAP.

(b) (i) Reasonably and prudently manage any liabilities or potential liabilities that Borrower, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal of Hazardous Materials), and any properties owned, leased or otherwise operated by any of them, may be subject to under all applicable Environmental Laws; and (ii) ensure that Borrower and its Subsidiaries undertake reasonable efforts to identify and evaluate issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could reasonably be expected to give rise to Borrower or any of its Subsidiaries being subject to liability under any Environmental Law.

(c) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, each Credit Party will provide, at such Credit Party’s sole cost and expense, an environmental assessment report concerning any real property on the Closing Date or thereafter owned, leased or otherwise operated by such Credit Party or any of its respective Subsidiaries, prepared by an environmental consulting firm reasonably satisfactory to the Administrative Agent, regarding the presence or absence of Hazardous Materials on, at, under or emanating from such real property and indicating the potential cost of any investigative, removal, remedial or other response action in connection with such Hazardous Materials pursuant to Environmental Law; provided that such request may be properly made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or any of the Required Lenders reasonably believes that the Credit Party or its operations is not in compliance with or otherwise has liability under Environmental Law with respect to such Real Property, or that there has been a release of Hazardous Materials at, on, under of from any such real property, and such noncompliance or release or related liabilities could reasonably be expected to form the basis of a claim pursuant to Environmental Law or to otherwise result in liability under Environmental Law, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (in events listed in this subparagraph, the environmental assessment shall focus upon the noncompliance, release or other circumstances, as applicable). If any Credit Party fails to provide the same within 45 days after such proper request is made, the Administrative Agent may order the same, and such Credit Party hereby grants to the Administrative Agent and the Required Lenders and their agents access to such real property and specifically grants the Administrative Agent and the Required Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Credit Party’s sole cost and expense; and

(d) Provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this subsection 7.8, to the extent such information is in the possession, custody or control of or is otherwise reasonably available to any Credit Party.

7.9. Additional Collateral and Guarantees. (a) Subject to subsection 7.9(d), with respect to any assets acquired after the Closing Date by Borrower or any of its Qualified Subsidiaries (other than a Specified Foreign Subsidiary) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding any assets described in paragraph (b) of this subsection), promptly (and in any event within 30 days after the acquisition thereof): (x) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets subject to no Liens other than Permitted Liens, and (y) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Each Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents (including, without limitation, customary legal opinions) as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of Security Documents against such after-acquired properties or assets.

(b) With respect to any Person that is or becomes a wholly owned Subsidiary that has assets having either book value or fair market value in excess of $2,000,000, promptly (and in any event within 30 days after such Person becomes a Subsidiary or has such assets) (i) deliver to the Administrative Agent the certificates representing the Capital Stock of such Subsidiary (or in the case of a Specified Foreign Subsidiary, 65% of any voting Capital Stock and 100% of any non-voting Capital Stock), together with undated stock powers executed and delivered in blank by a duly authorized officer of Borrower or such Subsidiary, as the case may be, and all intercompany notes owing from such Subsidiary to any Credit Party, and (ii) cause such Subsidiary (other than a Specified Foreign Subsidiary) (x) to become a Guarantor and Grantor pursuant to the Guarantee and Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (y) to take all actions reasonably necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) If (A) at any time any two or more wholly-owned Subsidiaries in the aggregate not otherwise subject to subsection 7.9(b) have assets having either a book value or fair market value in excess of $15,000,000 or produce revenue in excess of 5% of total consolidated revenue of Borrower and the Subsidiaries, comply with subsection 7.9(b) within the time frames set forth in such subsection so that no two or more such Subsidiaries hold assets having either a book value or fair market value in excess of $15,000,000 or produce revenue in excess of 5% of total revenue of Borrower and the Subsidiaries or (B) any Subsidiary which is not a Guarantor guarantees any Indebtedness of Borrower or any of its Subsidiaries, comply immediately with subsection 7.9(b).

(d) Upon the written request of the Administrative Agent, promptly grant to the Administrative Agent, within 60 days of such request, security interests and Mortgages in such owned Real Property of Borrower and its wholly owned Subsidiaries (that are not Specified Foreign Subsidiaries) as is acquired after the Closing Date by Borrower or such Subsidiary and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000 and is not already subject to a mortgage in favor of a third party permitted to remain in place under subsection 8.2, as additional security for the Obligations (as defined in the Mortgages). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent (including a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower or such Subsidiary) and shall constitute valid and enforceable perfected Liens subject only to Permitted Encumbrances and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all Taxes, fees and other charges payable in connection therewith shall be paid in full. Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) within 60 days of the written request of the Administrative Agent.

(e) Notwithstanding anything herein to the contrary, if the Administrative Agent determines that the cost of creating or perfecting any Lien on any Property is excessive in relation to the benefits intended to be afforded to the Lenders thereby, then such Property may be excluded from the Collateral for all purposes of the Credit Documents.

(f) Beginning with the date 30 days after the Closing Date (or at such later date as determined in the sole discretion of the Administrative Agent), Holdings, Borrower and each Qualified Subsidiary shall cause any Deposit Account (other than (i) any Deposit Account that is swept in its entirety at least once every two calendar weeks into a Deposit Account subject to this clause (f), (ii) any account (x) maintained by Holdings, Borrower or a Qualified Subsidiary as fiduciary or escrow agent on behalf of other beneficial owners of the funds in such account or (y) used exclusively for payroll, payroll taxes, employee benefits or similar operational disbursements by Holdings, Borrower and the Qualified Subsidiaries and (iii) any other Deposit Accounts that, at any time, do not have a principal balance in excess of $2,000,000 in the aggregate) to be subject to a Control Agreement executed and delivered to the Administrative Agent, and Holdings, Borrower and each Qualified Subsidiary shall take all other steps necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in such Deposit Account; provided that, if Holdings, Borrower or such Qualified Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account is maintained, Holdings or Borrower shall, or shall cause such Qualified Subsidiary to, within 30 days after receiving a written request by the Administrative Agent to do so, transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Holdings, Borrower or such Qualified Subsidiary has obtained a Control Agreement.

7.10. Compliance with Law. Conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not, in the aggregate, have a Material Adverse Effect.

7.11. Security Interests; Further Assurances. Promptly, upon the reasonable request of Administrative Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to other Liens except as permitted by the Security Documents, or use commercially reasonable efforts to obtain any landlord or similar lien waivers and consents with respect to any material leased Real Property, as may be necessary or appropriate in connection therewith. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after the establishment of any Incremental Facilities and deliver or cause to be delivered to the Administrative Agent from time to time such other documentation in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Lenders may be so required to obtain. If the Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are in form and substance satisfactory to the Administrative Agent.

7.12. Required Interest Rate Agreements. Within 90 days after the Closing Date, enter into Interest Rate Agreements that result in at least 50% of the aggregate principal amount of Consolidated Indebtedness being subject to a fixed or maximum interest rate for a period of at least 24 months after the Closing Date on terms and with counterparties reasonably satisfactory to the Administrative Agent.

7.13. Anti-Terrorism Law. None of Holdings or any of its Subsidiaries shall directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in subsection 5.25 above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Holdings and its Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Credit Parties’ compliance with this subsection 7.13).

7.14. Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of Holdings and its Subsidiaries that are used to repay the Loans shall, to the knowledge of any Credit Party, constitute property of, or shall be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC, and/or to the knowledge of any Credit Party, as of the date thereof, based upon reasonable inquiry by such Credit Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall, to the knowledge of any Credit Party, have any direct interest, as of the Closing Date, based upon reasonable inquiry by any Credit Party, indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

7.15. Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Credit Party, as of the Closing Date, based upon reasonable inquiry by such Credit Party, none of the funds of Holdings or any of its Subsidiaries that are used to repay the Loans shall be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

7.16. Payment of Taxes. Each of Holdings and its Subsidiaries shall timely file all tax returns required by any Governmental Authority and timely pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property (except for any such Taxes (or tax returns with respect to such Taxes) (a) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP and (b) which individually and in the aggregate are not reasonably expected to have a Material Adverse Effect).

7.17. Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 7.17 or such later date as the Administrative Agent agrees to in writing, Borrower and each other Credit Party will deliver the documents and take the actions specified in Schedule 7.17.

SECTION 8. NEGATIVE COVENANTS

Holdings and Borrower hereby agree that they shall not, and Borrower shall not permit any of its Qualified Subsidiaries (except where Non-Qualified Subsidiaries are expressly restricted or “Subsidiaries” are referenced to) to, directly or indirectly, so long as any of the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to 105% of such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and may be aggregated with, and, except to the extent expressly provided, is not overlapping with, any other of such permitted exceptions):

8.1. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Closing Date and disclosed in Schedule 5.24, and the Refinancing Indebtedness in respect thereof on terms and conditions taken as a whole no less favorable to Borrower and its Qualified Subsidiaries or the Lenders than the Indebtedness being Refinanced;

(b) Indebtedness under the Credit Documents;

(c) Contingent Obligations permitted by subsection 8.3;

(d) Indebtedness

(i) of Borrower to any Subsidiary, and

(ii) of any Subsidiary Guarantor to Borrower or to any other Subsidiary;

(e) other unsecured Indebtedness of Borrower and its Qualified Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(f) Indebtedness of Borrower and its Qualified Subsidiaries in respect of Financing Leases and Purchase Money Indebtedness of Borrower and its Qualified Subsidiaries to finance the purchase of fixed or capital assets in an amount which shall not exceed the purchase price of the assets purchased, and Refinancings thereof, in an aggregate amount not to exceed $10,000,000 at any one time outstanding and to the extent subsections 8.7 and 8.9 would not be contravened;

(g) Indebtedness (i) of a Person assumed in connection with an Acquisition of such Person (or Indebtedness of such Person existing at the time such Person was acquired) so long as such Indebtedness was not incurred in anticipation of, or in connection with, such Acquisition, or (ii) to any one or more Persons selling the entity or assets acquired in an Acquisition (including seller earnouts) which such Indebtedness to any seller shall be on terms, conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent; provided, however, Indebtedness under subsection 8.1(g)(i), and Refinancings thereof, shall not exceed $30,000,000 in the aggregate at any time outstanding and Indebtedness under subsections 8.1(g)(i) and (ii) shall not exceed $40,000,000 in the aggregate at any time outstanding;

(h) Indebtedness in connection with surety bonds, letters of credit, bid bonds, appeal bonds, completion guaranties, performance bonds and similar obligations, or with respect to workers’ compensation obligations, health, safety and environmental obligations of Borrower and its Qualified Subsidiaries, in each case incurred in the ordinary course of business;

(i) up to $150,000,000 (plus the amount of any premiums, fees, expenses and accrued amounts paid in connection with any refinancing thereof) in aggregate principal amount of Subordinated Notes and Refinancing Indebtedness in respect thereof;

(j) Indebtedness under Hedge Agreements permitted by subsection 8.8;

(k) Indebtedness owed to a seller in a Permitted Acquisition or to a buyer in a disposition permitted under Section 8.5 that (i) relates to post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items or (ii) relates to indemnities granted to the seller or buyer in such transactions;

(l) obligations in respect of any overdraft protections, netting services and similar arrangements arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any credit card or similar services, in each case in the ordinary course of business; and

(m) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest on Indebtedness otherwise permitted hereunder;

Holdings and Borrower hereby agree that they shall not, and Borrower shall not permit any of its Qualified Subsidiaries to designate, or permit or suffer to exist the designation of, any Indebtedness or other obligation, other than the Obligations, as “Designated Senior Indebtedness,” as such term may be defined in the Subordinated Notes or the Subordinated Notes Indenture, or effect or permit or suffer to exist any comparable designation that confers upon the holders of such Indebtedness or other obligation (or any Person acting on their behalf) the right to initiate payment blockage periods under the Subordinated Notes or the Subordinated Notes Indenture.

8.2. Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets, income or profits, whether owned on the Closing Date or thereafter acquired, except:

(a) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdings, Borrower or the relevant Qualified Subsidiary, as the case may be, in accordance with GAAP, (ii) in the case of any such charge which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iii) all such Liens, individually and in the aggregate, are not reasonably expected to have a Material Adverse Effect;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet delinquent or which are bonded or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdings, Borrower or the relevant Qualified Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) pledges or deposits made and Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds (including for Franchises) and other obligations of a like nature (in each case, other than for borrowed money) incurred in the ordinary course of business, deposits and/or escrow accounts in respect of Acquisitions or divestitures that are otherwise permitted hereunder, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Holdings, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral (A) such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (B) to the extent such Liens are not imposed by law, such Lien shall in no event encumber any Collateral other than cash and Cash Equivalents;

(e) easements (including, without limitation, reciprocal easement agreements), rights of way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments, and other similar minor encumbrances defects or irregularities in title which do not, individually or in the aggregate materially detract from the value of the Real Property to which it relates or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the Real Property subject thereto or which are set forth in the title insurance policy delivered with respect to the Mortgaged Properties;

(f) Liens in favor of the Administrative Agent and the Secured Parties pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Hedge Agreements, Cash Management Services and bankers’ liens arising by operation of law relating thereto;

(g) Liens securing Indebtedness permitted by subsection 8.1(f); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other property of Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

(h) Liens existing on the Closing Date after giving effect to the consummation of the Transactions and described in subsection 5.13 or Schedule 8.2(h); provided that no such Lien shall extend to or cover other assets or property of Borrower or its Qualified Subsidiaries other than the respective assets or property encumbered by such Lien on the Closing Date;

(i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

(j) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any of its Qualified Subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;

(k) leases or subleases with respect to the assets or properties of Borrower or any of its Qualified Subsidiaries, in each case, entered into in the ordinary course of Borrower’s or such Qualified Subsidiary’s business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Qualified Subsidiaries or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;

(l) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

(m) Permitted Encumbrances;

(n) interests of lessors under operating leases and UCC financing statements in respect thereof;

(o) banker’s liens and rights of set off relating to deposit accounts;

(p) interests of a licensor under a license agreement;

(q) Liens on a Person or assets acquired in an Acquisition which were existing on the date of such Acquisition and not created in anticipation of such Acquisition; provided, however, that (1) such Liens do not extend beyond the assets of the Person or assets acquired and (2) any Indebtedness secured by such Liens is permitted by subsection 8.1(g);

(r) Licenses or sublicenses with respect to the assets or properties of Borrower or any of its Qualified Subsidiaries that do not, individually or in the aggregate, materially impair the ordinary conduct of the business of Borrower or any of its Qualified Subsidiaries; and

(s) precautionary UCC financing statements filed against a Credit Party as lessee or sublessee or consignee;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities (as defined in the Guarantee and Collateral Agreement), other than Liens granted pursuant to the Security Documents.

8.3. Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:

(a) the Guarantees;

(b) other guarantees by Borrower or any Qualified Subsidiary incurred in the ordinary course of business for an aggregate amount at any time outstanding not to exceed $10,000,000;

(c) guarantees by Borrower or any Qualified Subsidiary of obligations of Borrower or any Qualified Subsidiary otherwise permitted hereunder; provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Guarantees, such guarantees are subordinated to the Loans or the Guarantees on substantially the same basis as such primary obligation is subordinated;

(d) Contingent Obligations existing on the Closing Date and described in Schedule 8.3(d) and Contingent Obligations relating to any Indebtedness permitted under subsection 8.1(a);

(e) guarantees of obligations to third parties in connection with relocation of employees of Borrower or any of its Qualified Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 8.6(f), shall not exceed $5,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workers’ compensation obligations, and in connection with performance, surety and appeal bonds, and similar obligations (including with respect to Franchises) incurred in the ordinary course of business, of Borrower and its Qualified Subsidiaries;

(g) Hedge Agreements permitted by subsection 8.8 or otherwise entered into in the ordinary course of business to hedge obligations and not for speculative purposes;

(h) endorsements for collection in the ordinary course of business; and

(i) guarantees by the Subsidiary Guarantors of the Subordinated Notes.

8.4. Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type conducted by it on the Closing Date, except:

(a) for the transactions otherwise permitted pursuant to paragraph (b), (g) or (h) of subsection 8.5 or pursuant to subsection 8.6,

(b) any Subsidiary may be merged with and into Borrower or a Qualified Subsidiary, and

(c) any Subsidiary of Borrower with a net book value not greater than $100,000 may be dissolved;

provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents and otherwise comply with the provisions of subsection 7.9 to the extent applicable.

8.5. Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether owned on the Closing Date or thereafter acquired, except:

(a) sales or other dispositions of inventory in the ordinary course of business;

(b) that Borrower or any Subsidiary of Borrower may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Qualified Subsidiary of Borrower merge with and into, Borrower or a Qualified Subsidiary, and Borrower or any Subsidiary of Borrower may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary to a Qualified Subsidiary; provided that (i) Borrower shall not, directly or indirectly, transfer any substantial part of its assets pursuant to this paragraph and (ii) all actions necessary or reasonably requested by the Administrative Agent shall be taken by the appropriate Credit Parties to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents;

(c) leases of Fee Properties and other real property owned in fee; provided that in the case of any lease of Mortgaged Property, such lease shall be subject to the provisions of the applicable Mortgage;

(d) any Taking or Destruction affecting any property or assets;

(e) substantially like kind exchanges of real property or equipment; provided that only any cash in excess of $2,500,000 received by Borrower or any Qualified Subsidiary of Borrower in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange shall be deemed to be Net Proceeds and shall be applied in accordance with subsection 4.5(c) and, to the extent the real property or equipment subject to such exchange constituted Collateral under the Security Documents, then the property exchanged therefor shall be mortgaged or pledged contemporaneously with such exchange, as the case may be, for the benefit of the Secured Parties in accordance with subsection 7.9;

(f) the sale or other disposition of any property or assets that, in the reasonable judgment of Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business, the trade in of equipment for equipment in better condition or of better quality or the abandonment or other disposition of any Intellectual Property that is no longer material to the business of the Borrower or any of its Qualified Subsidiaries; provided that, to the extent such properties or assets constituted Collateral, the net proceeds thereof shall be reinvested in properties or assets owned (or to be owned) by Borrower or its Qualified Subsidiaries having a fair market value at least equal to the amount of such net proceeds and any property or assets purchased with such net proceeds shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, in accordance with subsection 7.9;

(g) any sale or disposition of any interest in property or assets, provided that the aggregate amount of Net Proceeds from such sales or dispositions shall not exceed $20,000,000 from and after the Closing Date;

(h) the sale or other disposition of any property or assets the aggregate amount of the Net Proceeds received in respect of which shall not exceed $5,000,000 in any fiscal year;

(i) Subsidiaries may (x) be dissolved in accordance with subsection 8.4 and (y) pay dividends in accordance with subsection 8.11;

(j) Investments permitted by subsection 8.6; Restricted Payments permitted by subsection 8.11; Liens permitted by subsection 8.2;

(k) licenses or sublicenses by Borrower or any of its Subsidiaries of software, Intellectual Property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Qualified Subsidiaries;

(l) any disposition or dispositions (in an aggregate amount not to exceed $5,000,000 during the term of this Agreement) in connection with a Sale and Leaseback Transaction; and

(m) any Asset Swap, provided that (i) no Default or Event of Default shall exist and be continuing before or after giving effect thereto, (ii) if and to the extent that Borrower and its Qualified Subsidiaries receive consideration for the cable television system or systems (or portions thereof) and related assets transferred by them in connection with such Asset Swap that is in addition to the cable television systems (or portions thereof) and related assets received upon disposition thereof, such Asset Swap shall be deemed to be a disposition of assets and shall be permitted only if the provisions of subsections 8.5(g) or (h) and 4.5(c) shall be complied with in connection therewith and (iii) the aggregate book value of assets disposed of pursuant to Asset Swaps shall not exceed 20% of the aggregate book value of the combined consolidated total assets of Borrower and its Qualified Subsidiaries;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and for at least 75% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (f) (other than in the case of any trade-ins), (g), (h) and (l) (including for purposes of this calculation as cash consideration the amount of any liabilities (other than subordinated liabilities) assumed from Holdings or any of its Qualified Subsidiaries by a purchaser or other transferee).

8.6. Investments. Make any Investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies), any Person (except to the extent permitted by subsection 8.3 or 8.7), except:

(a) loans, advances or Indebtedness permitted by subsection 8.1(c) and 8.1(d);

(b) Investments

(i) by any Subsidiary in Borrower;

(ii) by Borrower or by any Qualified Subsidiary in any Subsidiary (including to create any Subsidiary); provided that, in any such case, the requirements of subsection 7.9 are satisfied;

(iii) by Borrower or by any Subsidiary in any Qualified Subsidiary; and

(iv) by Holdings in Borrower;

(c) Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

(d) Borrower and its Subsidiaries may make payroll advances in the ordinary course of business;

(e) Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (e) shall prevent Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;

(f) Borrower or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of Borrower or any of its Subsidiaries; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $5,000,000 at any one time outstanding;

(g) other Investments by Borrower or any of its Qualified Subsidiaries not exceeding in the aggregate outstanding at any time (without giving effect to any write downs or write offs thereof, but net of any cash returns of capital, cash dividends and cash distributions received by Borrower or any Qualified Subsidiary in respect thereof) $10,000,000; provided, however, that at the time of making any such Investments no Default shall exist or would arise therefrom;

(h) Borrower or any of its Qualified Subsidiaries may make Investments in joint ventures or other Persons engaged primarily in one or more businesses in which Borrower and its Qualified Subsidiaries are engaged or generally related thereto in an aggregate amount not to exceed $20,000,000 (plus the sum of (i) any amounts dividended or distributed to Borrower or any Qualified Subsidiary by such joint ventures or other Persons; provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(i) transactions effected in accordance with subsection 8.5;

(j) Investments existing as of Closing Date and set forth on Schedule 8.6;

(k) Borrower or any of its Subsidiaries may make any Investment; provided that (i) subsection 8.14 would not be contravened thereby and (ii) such Investment is funded solely by the issuance of Permitted Securities;

(l) Investments made in order to consummate Acquisitions; provided, however, that (u) no Default or Event of Default exists before or after giving effect to the Acquisition, (v) Borrower shall have delivered to the Administrative Agent revised financial projections for Borrower and its Subsidiaries on a consolidated basis giving pro forma effect to the Acquisition, (w) on a Pro Forma Basis, after giving effect to such Acquisition(s), Borrower would be in compliance with subsection 8.9(A) and (B) on the last day of the most recently completed fiscal quarter for which financial statements have been or were required to be delivered pursuant to subsection 7.1 (assuming, for purposes of subsection 8.9, that such Acquisition had occurred on the first day of each period being tested) as evidenced in an Officers’ Certificate delivered to the Administrative Agent at least 10 days (or such shorter period as the Administrative Agent may agree) prior to the consummation of such Acquisition, accompanied by supporting schedules and data in reasonable detail; (x) the aggregate amount of the Acquisition Consideration (which for each Acquisition shall be measured at the date of consummation thereof) for all Acquisitions consummated in any calendar year pursuant to this subsection 8.6(l) shall not exceed $50,000,000; (y) after giving pro forma effect to such Acquisition, the amount of the Available Revolving Credit Commitments plus the amount of Excess Cash is not less than $25,000,000; and (z) such Acquisition shall be effected through Borrower or a Qualified Subsidiary and the Person acquired shall be merged with or into Borrower or a Qualified Subsidiary or shall be at the time of consummation thereof a Qualified Subsidiary (any such Acquisition in compliance with this subsection 8.6(l), a “Permitted Acquisition”);

(m) Investments in an aggregate amount not to exceed the Available Amount (without giving effect to clause (a) of the definition thereof for such purpose); and

(n) any Investment arising from the acquisition by Borrower and its Qualified Subsidiaries of any cable television system or systems (or portions thereof) and related assets in connection with any Asset Swap, provided that (i) to the extent that Borrower and its Qualified Subsidiaries give consideration for the cable television system or systems (or portions thereof) and related assets acquired by them in connection with such Asset Swap that is in addition to the cable television system or systems (or portions thereof) and related assets transferred by them as consideration therefor, such Asset Swap shall be deemed to constitute an Investment and shall be permitted only if the provisions of subsections 8.6(g), (k) or (l) shall be complied with in connection therewith, (ii) immediately prior and after giving effect to such Investment no Default shall have occurred and be continuing and (iii) the aggregate book value of the assets acquired pursuant to this paragraph in any fiscal year of Borrower shall not exceed 20%, of the aggregate book value of the combined consolidated total assets of Borrower and its Qualified Subsidiaries.

8.7. Capital Expenditures. Make or commit to make any Capital Expenditures, except that Borrower and its Qualified Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the “Base Amount”) for each of the fiscal years of Borrower set forth below:

Fiscal Year	Base Amount
2011	$50,500,000
2012	$54,200,000
2013	$58,100,000
2014	$62,200,000
2015 and each subsequent fiscal year	$66,400,000

provided that for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any increase) not spent in the immediately preceding period (the “CapEx Carryforward Amount”), and that Capital Expenditures in any period shall be deemed first made from the Base Amount applicable to such period; provided, further, that additional Capital Expenditures may be made in an aggregate amount not to exceed the Available Amount (without giving effect to clause (a) of the definition thereof for such purpose). With respect to any fiscal year of Borrower during which a Permitted Acquisition is consummated and for each fiscal year of Borrower subsequent thereto, the Base Amount applicable to such fiscal year shall be increased by an amount equal to 15% of the net revenue of the acquired entity for the most recent fiscal year of such entity (as set forth in the audited financial statements of such entity for such period or, if such audited financial statements are not available, as set forth in the most recent financial statements of such entity delivered to Borrower by such entity or the seller thereof in connection with such Permitted Acquisition) (the amount of such increase, the “Acquired Base Amount”); provided, further, that, with respect to the fiscal year of Borrower during which any such Permitted Acquisition occurs, the Base Amount applicable to such fiscal year shall be increased by an amount equal to the product of (x) the Acquired Base Amount and (y) a fraction, the numerator of which is the number of days remaining in such fiscal year of Borrower and the denominator of which is 365.

8.8. Hedge Agreements. Enter into, create, incur, assume or suffer to exist any Hedge Agreements or obligations in respect thereof except in the ordinary course of business for non speculative purposes or pursuant to subsection 7.12.

8.9. Financial Covenants.

(A) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
January 1, 2011 through March 31, 2012	6.00:1.00
April 1, 2012 through June 30, 2012	5.75:1.00
July 1, 2012 through December 31, 2012	5.50:1.00
January 1, 2013 and thereafter	4.50:1.00

(B) Interest Coverage. For any two consecutive fiscal quarters ending on the dates or during any period set forth below (as applicable), permit the Consolidated Interest Coverage Ratio to be less than the ratio set forth below opposite such period:

Period	Ratio
January 1, 2011 through September 30, 2011	2.00:1.00
October 1, 2011 through June 30, 2012	2.50:1.00
July 1, 2012 through December 31, 2012	2.75:1.00
January 1, 2013 and thereafter	3.00:1.00

8.10. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Qualified Subsidiary of Borrower to (a) make Dividend Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary of Borrower, (b) make loans or advances to, or other Investments in, Borrower or any other Subsidiary of Borrower or (c) transfer any of its assets to Borrower or any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents or the Subordinated Notes, (ii) imposed pursuant to other Indebtedness incurred pursuant to subsection 8.1 with such encumbrances and restrictions that, taken as a whole, are not more restrictive than the terms hereof, (iii) on joint ventures permitted under Section 8.6, (iv) applicable to an entity acquired pursuant to a Permitted Acquisition at the time such entity became a Subsidiary, so long as such restriction or encumbrance was not created in contemplation of or in connection with such Permitted Acquisition and apply only to such entity and its subsidiaries; (v) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; and (vi) clause (c) of the foregoing shall not apply to restrictions or conditions (A) that are customary provisions in leases and other contracts restricting the assignment thereof and any right of first refusal and (B) imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

8.11. Dividends. Declare, make or pay any Dividend Payments on any shares of any class of Capital Stock, either directly or indirectly, except that:

(a) Qualified Subsidiaries may pay Dividend Payments pro rata to the holders of their Capital Stock (giving effect to relative preferences and priorities);

(b) Borrower and its Qualified Subsidiaries may pay or make Dividend Payments or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) Borrower and Holdings may make Dividend Payments so long as the proceeds thereof shall ultimately be used by Parent (or any other parent company of Holdings) to repurchase shares of Capital Stock of Parent (or any other parent company of Holdings) owned by former, present or future employees of Borrower or its Qualified Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount of Dividend Payments made by Borrower or Holdings pursuant to this paragraph (c) shall not in the aggregate exceed (i) $2,500,000 in any fiscal year (plus any unused amount under this clause (i) not used in any previous fiscal year ending after the Closing Date, subject to the limitation in clause (ii) of this subsection) or (ii) $10,000,000 during the term of this Agreement, plus any amounts contributed to Borrower as a result of resales of such repurchased shares of Capital Stock;

(d) Holdings and Borrower may pay or make Dividend Payments or distributions during a period when such entity is treated as a partnership for federal, state or local income tax purposes and after such period, to the extent relating to the liability for such period, in an aggregate amount not to exceed the taxable income, calculated in accordance with applicable law, of such entity with regard to such period multiplied by the highest combined published federal, state and local income tax rate applicable to corporations, which rate shall be certified to the Administrative Agent on an annual basis (or more frequently if the tax rate changes during any annual period) by Borrower in an Officer’s Certificate of Borrower executed on its behalf by a Responsible Officer of Borrower;

(e) Holdings and its Subsidiaries may pay or make Dividend Payments or distributions to one or more indirect parent companies to enable them to pay expenses incurred in the ordinary course of business; provided that the aggregate amount of all Dividend Payments or distributions made pursuant to this subsection 8.11(e) shall not exceed $2,500,000 in any fiscal year;

(f) Borrower and Holdings may make Dividend Payments to effect on or promptly following the Closing Date: (i) the Holdings Dividend in an amount not to exceed $110,696,356 in the aggregate and (ii) the Redemption in an amount not to exceed $39,303,644 in the aggregate; and

(g) Borrower and Holdings may make Dividend Payments pursuant to this Section 8.11(g) in an aggregate amount not to exceed the Available Amount, so long as (x) on a pro forma basis, after giving effect to each such Dividend Payment, the Total Leverage Ratio as of the most recent fiscal quarter of Borrower for which financial statements have been delivered pursuant to subsection 7.1 would be equal to or less than 3.75:1.00, (y) no Default or Event of Default exists and is continuing at the time of such Dividend Payment or would result therefrom and (z) no Subordinated Notes are outstanding at such time.

8.12. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to Borrower or such Qualified Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 8.12 shall prohibit Borrower or its Qualified Subsidiaries from engaging in the following transactions: (a) transactions between or among Credit Parties, (b) the performance of Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement on the Closing Date or thereafter entered into in the ordinary course of business, (c) the payment of fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Holdings, Borrower or any Subsidiary in the ordinary course of business, (d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (e) transactions permitted by subsection 8.11, (f) transactions existing on the Closing Date and included on Schedule 8.12 on the terms in effect on the Closing Date or pursuant to any amendment modification or replacement thereof not disadvantageous to the Lenders in any material respect, and (g) the payment or reimbursement of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel) incurred by ABRY or its Affiliates in connection with (A) the Transactions; (B) any amendments, modifications or waivers of the provisions of the Credit Documents (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective) or (C) their investment in Parent and participation in the management and affairs of the Credit Parties not to exceed $2,500,000 per year in the aggregate.

8.13. Changes in Fiscal Year. Permit the fiscal year of Holdings and Borrower to end on a day other than on December 31 in any calendar year.

8.14. Lines of Business. Engage in any business, or cause or permit any Subsidiary (including any Non-Qualified Subsidiary) to engage in any business, except for those businesses in which Borrower and any of its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof) or any activities then customarily undertaken by cable TV operators or Internet service providers; provided that the activities of Holdings shall be limited to (i) the ownership of the Capital Stock of Borrower and Atlantic Broadband Holdings, Inc., a Delaware corporation, and activities incidental thereto, (ii) performance of its obligations under the Credit Documents and the documentation for the Subordinated Notes (and any permitted refinancing thereof), (iii) actions of Holdings explicitly permitted by the Credit Documents and (iv) actions required by law.

8.15. Prepayments and Amendments of Certain Debt. (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any outstanding Indebtedness of Holdings and its Subsidiaries (other than (1) any refinancing of Indebtedness permitted by this Agreement, (2) the Obligations and (3) the conversion or exchange of Indebtedness for or into Capital Stock), (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Indebtedness of Holdings, Borrower or any of its Qualified Subsidiaries without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to Holdings, Borrower or any of its Qualified Subsidiaries or the Lenders, (c) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Subordinated Notes (other than the conversion or exchange of Subordinated Notes for Permitted Securities), (d) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Subordinated Notes (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), or (e) designate any Indebtedness (other than obligations of the Credit Parties pursuant to the Credit Documents) as “Designated Senior Indebtedness” for the purposes of the Subordinated Notes Indenture; provided that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings or Borrower may prepay the Subordinated Notes in whole or in part with one or a combination of (i) at any time on or after January 15, 2013, if the Total Leverage Ratio as of the most recent fiscal quarter of Borrower for which financial statements have been delivered pursuant to subsection 7.1 would be equal to or less than 3.75:1.00, cash on hand in an aggregate amount not to exceed the Available Amount at the time of such payment, (ii) Refinancing Indebtedness permitted to be incurred pursuant to subsection 8.1(i), (iii) the proceeds of any issuance by Holdings of Permitted Securities, and (iv) at any time on or after January 15, 2013, if the Total Leverage Ratio as of the most recent fiscal quarter of Borrower for which financial statements have been delivered pursuant to subsection 7.1 would be equal to or less than 3.75:1.00, the proceeds of other Indebtedness permitted to be incurred by Borrower under this Agreement.

8.16. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder, customary prohibitions in joint venture agreements with respect to the Capital Stock or assets of such joint venture, or prohibitions in license agreements under which Borrower or any of its Qualified Subsidiaries is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether owned on the Closing Date or thereafter acquired, except pursuant to (a) the Credit Documents or the Subordinated Notes, (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created pursuant to the Credit Documents on property or assets of Borrower or any of its Qualified Subsidiaries (whether owned on the Closing Date or thereafter acquired) securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower or any of its Qualified Subsidiaries to secure the Obligations, (c) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business and (d) restrictions or encumbrances applicable to an entity acquired pursuant to a Permitted Acquisition at the time such entity became a Subsidiary, so long as such restriction or encumbrance was not created in contemplation of or in connection with such Permitted Acquisition and apply only to such entity and its subsidiaries. Notwithstanding any of the foregoing, Indebtedness incurred by a Non Qualified Subsidiary may contain a provision that no Lien on the assets of such Non Qualified Subsidiary may exist unless such Indebtedness is equally and ratably secured with any other Indebtedness secured by such assets.

8.17. Sales and Leasebacks. Except as provided in subsection 8.5(l), enter into any arrangement with any Person providing for the leasing by Borrower or any Qualified Subsidiary of real or personal property that has been or is to be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary.

SECTION 9. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a) Holdings or Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.7 or (ii) pay any interest on any Loan or Note or any other amount payable under any Credit Document within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Holdings or Borrower shall default in the observance or performance of any agreement contained in subsection 7.6(a), 7.7(a) or 7.9 or Section 8 of this Agreement;

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days after Borrower’s receipt of written notice of such default from the Administrative Agent or any Lender; or

(e) With respect to any Indebtedness or Contingent Obligation with an aggregate amount in excess of $10,000,000 (other than the Loans and L/C Obligations) (A) Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (ii) default (after giving effect to any applicable grace period and notice requirement) in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to become due prior to its stated maturity (or in the case of Hedge Agreements, to be terminated) or such Contingent Obligation to become payable, (B) any such Indebtedness or Contingent Obligation shall be declared due and payable, or required to be prepaid other than by regularly scheduled required repayment prior to the stated maturity thereof, or (C) any such Indebtedness or Contingent Obligation shall mature and remain unpaid, in each case, other than any required repayment of Indebtedness secured by assets that are disposed of or subject to any Destruction, to the extent repayment of such Indebtedness is required as a result of such event pursuant to the terms thereof; or

(f) (i) Holdings, Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Holdings, Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against Holdings, Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Holdings, Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) An ERISA Event shall have occurred that in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Holdings, Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Any Credit Document shall cease, for any reason, to be in full force and effect or Holdings or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to give the Administrative Agent for the benefit of the Secured Parties the rights, powers and privilege purported to be created thereby or cease to be effective to grant a perfected Lien on any material portion of the Collateral described in such Security Document with the priority purported to be created thereby (other than as a result of any action or inaction by the Administrative Agent), subject to such exceptions as may be permitted therein or herein; or

(j) There shall have occurred a Change of Control; or

(k) Any non-monetary judgment, order or decree is entered against Holdings, Borrower or any of its Subsidiaries which does or would reasonably be likely to have a Material Adverse Effect, and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) the Subordinated Notes or any permitted Refinancing Indebtedness in respect thereof shall cease, for any reason, to be validly subordinated to the Obligations, as provided in the indenture therefor, or any Credit Party, any Affiliate of any Credit Party, the trustee in respect of the Subordinated Notes or such Refinancing Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Notes or such Refinancing Indebtedness shall so assert;

then, and in any such event, (x) if such event is an Event of Default specified in paragraph (f) above with respect to Holdings or Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (y) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Borrower, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to Borrower, (a) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (b) declare all or a portion of the obligations of Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to Borrower’s reimbursement obligations under subsection 3.7 as drafts are presented under the Letters of Credit, (x) with the balance, if any, to be applied to Borrower’s obligations under this Agreement and the Notes in the manner set forth in the Guarantee and Collateral Agreement and (y) after all Letters of Credit have terminated in accordance with their terms (or been fully drawn upon), and after all obligations under this Agreement and the Notes have been paid in full (other than ongoing indemnity obligations where no demand for payment has been made), any excess amounts on deposit shall be returned to Borrower. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Notwithstanding anything to the contrary contained in this Section 9, in the event that Borrower fails to comply with the requirements of subsection 8.9(A) or (B), until the expiration of the tenth Business Day subsequent to the date the Officer’s Certificate contemplated by subsection 7.2(b) is required to be delivered, Holdings shall have the right to issue Permitted Securities for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”), and upon contribution by Holdings of such cash to Borrower (the “Cure Amount”) pursuant to the exercise of such Cure Right, such subsection 8.9(A) and/or (B), as the case may be, shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring such subsection and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of such subsection, Borrower shall be deemed to have satisfied the requirements of such subsection as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such subsection that had occurred shall be deemed cured for purposes of this Agreement.

Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than three times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable subsection, (iv) the Cure Amount shall be disregarded for any purpose other than the measurement of such subsection (and, for the avoidance of doubt, the Cure Amount shall not constitute “Excess Cash” or be included in the calculation of any basket or threshold for any purpose) and (v) Borrower shall comply with subsection 4.5(a).

SECTION 10. THE AGENTS AND THE ISSUING LENDER

10.1. Appointment. Each Lender hereby irrevocably designates and appoints Credit Suisse AG as the Administrative Agent under this Agreement and each of the other Credit Documents and irrevocably authorizes Credit Suisse AG, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Agent, regardless of whether a Default has occurred or is continuing.

10.2. Delegation of Duties. The Administrative Agent may execute any of its duties and exercise any of its rights and powers under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties and such rights and powers. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

10.4. Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, electronic communication, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from an Agent, a Lender or Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any officers, directors, employees, agents, attorneys-in-fact or Affiliates thereof has made any representations or warranties to it and that no act by any Agent taken after the Closing Date, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Lender which may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, claims, damages, liabilities and related expenses including the reasonable fees, charges and disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder. With respect to Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent in its capacity as a Lender shall have the same rights and powers, duties and liabilities under the Credit Documents as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and Borrower. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by Borrower, which shall not unreasonably withhold or delay its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as the applicable Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of registration, the retiring Administrative Agent’s registration shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and of subsection 11.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of the retiring Administrative Agent in respect of any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

10.10. Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments and/or Incremental Revolving Commitments (or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

10.11. Certain Collateral Matters. Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by such Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Secured Parties and shall not afford any right to, or constitute a defense available to, any Credit Party.

10.12. Other Agents. Each Lender hereby acknowledges that none of the Syndication Agent, the Documentation Agent, the Arrangers or any other Lender designated as “Agent” hereunder or under any Credit Document has any liability hereunder other than its capacity as a Lender. Each party hereto agrees that each Agent not a signatory hereto shall be a third party beneficiary of the rights herein set forth applicable to such Agent.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1; provided that, prior to the Closing Date, no amendment, supplement, waiver or modification of this Agreement shall be permitted without the prior written consent of each Arranger and the Administrative Agent. The Required Lenders and the applicable Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall release all or substantially all of the Collateral or release all or substantially all the value of the Guarantees in any such case without the written consent of all Lenders; provided that, notwithstanding the foregoing, this paragraph (a) shall not be applicable to and no consent shall be required for (x) releases of Collateral in connection with any dispositions permitted by subsection 8.5, as it may be amended from time to time, or (y) release of any Guarantor in connection with the sale or other disposition of a Guarantor (or all or substantially all of its assets) permitted by this Agreement, as it may be amended from time to time;

(b) no such waiver and no such amendment, supplement or modification shall reduce the amount of or extend the date of any scheduled amortization payment of any Term Loan or forgive the principal amount or extend the final scheduled date of maturity of any Loan or Note (it being understood that subsection 4.5 does not provide for a final scheduled date of maturity of any Loan or Note), or extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date as then in effect, or reduce the stated rate of any interest, fee or letter of credit commission payable hereunder (except in connection with the waiver of applicability of any post-default increase in interests, fees or letter of credit commission, and it being further understood and agreed that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest, fees or letter of credit commission for the purposes of this clause (b)) or extend the scheduled date of any payment of any interest, fee or commitment commission, or increase the amount of the Commitments except as a result of an Incremental Term Loan pursuant to this Agreement (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reductions in the Commitments shall not constitute an increase in the Commitments of any Lender), or modify subsection 4.12 or 11.7(a), in each case without the written consent of each Lender whose obligations, Revolving Credit Commitments and/or Incremental Revolving Commitments, as the case may be, held hereunder are being directly modified thereby and all of the Lenders under the Revolving Credit Facility may extend the Revolving Credit Termination Date (it being understood that the consent of no other Lender or Agent need be obtained);

(c) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of this subsection 11.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and the Commitments on the Closing Date) or reduce any percentage specified in the definition of Required Lenders (it being understood that, with the written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Revolving Credit Commitments are included in the Closing Date), or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Credit Documents, in each case without the written consent of all Lenders;

(d) no such waiver and no such amendment, supplement or modification shall change the allocation of payments between the Term Loan Facilities pursuant to subsection 4.7 without the written consent of the Majority Facility Lenders in respect of each Term Loan Facility adversely affected thereby (it being understood and agreed that, with the consent of the Required Lenders, additional extensions of term loans may be included for purposes of allocation of payments pursuant to subsection 4.7 on substantially the same basis as the Term Loans (as agreed by Borrower and the Required Lenders);

(e) no such waiver and no such amendment, supplement or modification shall reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(f) no such waiver and no such amendment, supplement or modification affecting the Administrative Agent or Issuing Lender shall amend, modify or waive any of its rights hereunder (in such capacity) without the written consent of such Administrative Agent or Issuing Lender, as the case may be;

(g) without the consent of any other Agent or of any Lender, the Credit Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable law; and

(h) with respect to any Incremental Facility, the related Incremental Loan Amendment, and any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Facility or any provision thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by Borrower, the Administrative Agent and each Incremental Term Lender making the related Incremental Term Commitment or Incremental Revolving Lender making the related Incremental Revolving Commitment, as the case may be;

provided, further, that notwithstanding anything to the contrary, any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Notwithstanding anything to the contrary in this subsection 11.1, the Administrative Agent and Borrower may amend any Credit Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent has agreed in writing, at Borrower’s request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right, subject to compliance with subsection 11.6, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of Borrower or any other Credit Party, the Administrative Agent and as set forth in Schedule I in the case of any Lender or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto, or to such other address as may be notified after the Closing Date by the respective parties hereto and any future holders of the Notes:

Holdings and Borrower:	c/o Atlantic Broadband Group, LLC One Batterymarch Park 4th Floor Quincy, MA 02169 Attention: Pat Bratton Telecopy: (617) 786-8803 Telephone: (617) 786-8800

with a copy of notices (that will not constitute notice to Holdings or Borrower) to:	Kirkland & Ellis LLP 601 Lexington Avenue NY, NY 10022 Fax: (212) 446-4900 Attn: Ashley Gregory

The Administrative Agent:	Credit Suisse AG Eleven Madison Avenue New York, NY 10010 Attention: Sean Portrait, Agency Group Telecopy: (212) 322-2291 Telephone: (919) 994-6369 Email: agency.loanops@credit-suisse.com

The Issuing Lender:

Credit Suisse AG

Eleven Madison Avenue

New York, NY 10010

Attention: Adrian Silghigian, Letter of Credit Group

Telecopy: (212) 325-8315

Telephone: (212) 325-9286

Email: list.ib-lettersofcredit-ny@credit-suisse.com

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 4.1, 4.2, 4.3 and 4.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to Borrower provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes and the making of the extensions of credit hereunder.

11.5. Payment of Expenses and Taxes; Indemnification. (a) Borrower and Holdings agree, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by each of the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents (provided that, in the case of legal fees, Borrower and Holdings’ obligations under this clause (i) shall be limited for each such party to one primary counsel, one local counsel in each relevant jurisdiction and one or more additional counsel if one or more conflicts of interests arise) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agents, the Issuing Lender or any Lender (provided that, in the case of legal fees, Borrower and Holdings’ obligations under this clause (iii) shall be limited for each such party to one primary counsel, one local counsel in each relevant jurisdiction and one or more additional counsel if one or more conflicts of interests arise), in connection with the enforcement or protection of their rights in connection with the Credit Documents, including their rights under this subsection 11.5, or in connection with the Loans made, or Letters of Credit issued or drawn hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Credit Parties agree, jointly and severally, to indemnify the Agents, the Issuing Lender and each Lender, and each of the Affiliates, officers, directors, employees, agents, trustees, advisors and controlled parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel (and environmental consultants or professionals) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby (including the syndication of the credit facilities provided for herein), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned, leased or otherwise operated by Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such matter is initiated by a third party or by Borrower, any other Credit Party or any of their respective Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, material breach of this Agreement or other Credit Documents or willful misconduct of such Indemnitee or (v) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar Taxes (other than withholding Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents.

(c) To the extent that a Credit Party fails to pay any amount required to be paid by them to an Agent or an Issuing Lender under paragraph (a) or (b) of this subsection 11.5, each Lender severally agrees to pay to such Agent, or each Revolving Credit Lender severally agrees to pay to such Issuing Lender, as the case may be, such Lender’s or such Revolving Credit Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Lender in its capacity as such. For purposes hereof, a Lender’s or Revolving Credit Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the total Term Loans and Revolving Credit Commitments (whether used or unused), or the total Revolving Credit Commitments (whether used or unused), as the case may be, at the time.

(d) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this subsection 11.5 shall be payable promptly after written demand therefor.

(f) The Credit Parties shall indemnify the Administrative Agent, the Lenders and each Issuing Lender for, and hold the Administrative Agent, the Lenders and each Issuing Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuing Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of Borrower or any of Borrower’s Subsidiaries in connection with the transactions contemplated by this Agreement.

(g) The Credit Parties agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this subsection 11.5) or any other Credit Document shall (i) survive the payment in full of the Obligations, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Lender, (ii) survive the release of all or any portion of the Collateral and (iii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

11.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, each Agent, all future holders of the Notes and the Loans, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 11.7. Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.9, 4.14 and 4.15 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except in the case of subsection 4.14, where the entitlement to greater payments results from a Change in Law after such Participant became a Participant. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the relevant Term Loans or Revolving Credit Commitments and/or Incremental Revolving Commitments subject to such participation.

(c) Subject to paragraph (g) of this subsection 11.6, any Lender may at any time and from time to time, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law,

(i) assign all or any part of its rights and obligations under this Agreement relating to the Term Loans and the Term Notes to any Lender or any Affiliate or Approved Fund of any Lender pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender, and delivered to the Administrative Agent (for its acceptance and recording in the Register (as defined below));

(ii) assign, with the consent of each of the Administrative Agent and the Issuing Lender (which consent shall not be unreasonably withheld or delayed), all or any part of its rights and obligations under this Agreement relating to the Revolving Credit Loans, the Revolving Credit Commitment and/or any Incremental Revolving Commitments and the Revolving Credit Notes to any Revolving Credit Lender or any Affiliate thereof pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender, the Administrative Agent and the Issuing Lender, and delivered to the Administrative Agent for its acceptance and recording in the Register; and

(iii) assign to one or more Eligible Assignees all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender (and, in the case of an Eligible Assignee that is not then a Lender or an Affiliate or Approved Fund of a Lender, by Borrower (so long as no Event of Default shall have occurred and be continuing), the Administrative Agent and, solely in the case of Revolving Credit Loans or Revolving Credit Commitments, the Issuing Lender), and delivered to the Administrative Agent for its acceptance and recording in the Register.

Each sale pursuant to clause (iii) of this subsection 11.6(c) shall be in a principal amount of at least $1,000,000 (or such lesser amounts as the Administrative Agent and Borrower may determine) unless the assigning Lender is transferring all of its rights and obligations; provided that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met. The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates and the officers, directors, employees, agents and attorneys-in-fact of each of the foregoing, or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. In the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $1,000,000 (or in such lesser amount as the Administrative Agent and Borrower may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance and subject to clause (j) below, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in subsection 11.5).

(d) The Administrative Agent, which for purposes of this subsection 11.6(d) only shall be deemed to be the agent of Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower, either Arranger or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and by Borrower, the Administrative Agent and the Issuing Lender to the extent required by paragraph (c) of this subsection 11.6), together with payment to the Administrative Agent of the recordation and processing fee and, if applicable, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), and any applicable tax forms, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register (and no such assignment shall become effective unless and until so recorded). On or prior to such effective date, Borrower at its own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Notes or Revolving Credit Notes of the assigning Lender, if any (or if any Note is lost, an affidavit of such loss and indemnity satisfactory to Borrower)) new Term Notes or Revolving Credit Notes, as the case may be, to the order of such Assignee (if requested) in an amount equal to the Revolving Credit Commitment and/or Incremental Revolving Commitment or the Term Loans, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or any Term Loans hereunder, new Term Notes or Revolving Credit Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested).

(f) Each Agent and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning Holdings, Borrower and its Subsidiaries and Affiliates. Each Credit Party authorizes each Lender to disclose (i) to its employees, officers, Affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any regulatory authority as required by law or to any quasi-regulatory authority (including the National Association of Insurance Commissioners), (iii) in connection with any enforcement or other legal action, (iv) to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of any Credit Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Credit Party in connection with such Lender’s credit evaluation of Holdings and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective and actual Transferees to agree in writing to protect the confidentiality of any confidential information concerning each Credit Party and its Subsidiaries and Affiliates, (v) as has become generally available to the public, (vi) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such party or to the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, and (vii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or regulatory proceeding; provided, however, that each Credit Party acknowledges that the Administrative Agent has disclosed and may continue to disclose such information as the Administrative Agent in its sole discretion determines is appropriate to the Lenders from time to time.

(g) If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 4.14(d).

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (the “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11.6(i), any SPV may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis, subject to and in accordance with subsection 11.6(f), any information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This section may not be amended without the written consent of any adversely affected SPV.

(j) Assignments to Affiliated Lenders pursuant to subsection 11.6(c)(iii) shall be subject to the following additional conditions:

(i) following any such assignment, Affiliated Lenders will not be entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be entitled to attend or participate in meetings attended solely by the Lenders and the Agents;

(ii) for purposes of any amendment, waiver or modification of the Credit Documents (pursuant to subsection 11.1 or otherwise) that does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect in a manner differently from the other Lenders, or for purposes of voting on any chapter 11 plan under the Bankruptcy Code, Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; provided that any Affiliated Lender that holds Term Loans shall receive any fee paid to consenting Lenders in connection with any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom pursuant to subsection 11.1;

(iii) no assignment of Revolving Loans or Revolving Credit Commitments may be made to any Affiliated Lender; and

(iv) the aggregate principal amount of all Term Loans purchased by Affiliated Lenders may not exceed 20% of the aggregate principal amount of all Term Loans then outstanding.

11.7. Adjustments; Set-off. (a) If any relevant Lender (a “benefited Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender (other than in accordance with any provision hereof expressly providing for such payment), if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefited Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give Borrower notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon the occurrence of any Event of Default to set off and apply against any indebtedness, whether matured or unmatured, of any Credit Facility to such Lender, any amount owing from such Lender to any Credit Party, at or at any time after, the happening of any of the above mentioned events. As security for such indebtedness, any Credit Party hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of any Credit Party then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may, to the extent permitted by applicable law, be exercised by such Lender against any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any Credit Party, or against anyone else claiming through or against any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and the Administrative Agent. This Agreement shall become effective with respect to Borrower, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by Borrower, the Administrative Agent and the Lenders. Delivery of a signed counterpart by facsimile or Adobe “pdf” file shall be effective as delivery of a manually executed counterpart.

11.9. Governing Law; Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.5, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The designation of any Agent by the Administrative Agent in connection with the syndication hereof shall entitle such Agents to certain rights as third-party beneficiaries as provided herein, without any further act by any party hereto.

11.10. Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case located in the Borough of Manhattan, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may on the Closing Date or thereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.11. Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or any Issuing Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Lender or any such Person receives payment from the proceeds of the Collateral or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.12. Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by Borrower or in any other event, earned interest on the Loans and such other obligations of Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

11.13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14. Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent, the Issuing Lender and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Issuing Lender or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

11.15. Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent, the Issuing Lender nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Issuing Lender and the Lenders, on one hand, and each Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Party and the Lenders.

11.16. New York Mortgage. The Mortgage encumbering Real Property located in the State of New York (the “NY Mortgage”) shall at all times secure the Secured Amount (as defined in the NY Mortgage), which has been advanced hereunder, and shall not secure any future advances. The NY Mortgage provides that any repayments of the Loans at any time shall, to the extent that the principal balance of the Loans at such time equals or exceeds the aggregate Secured Amount of the NY Mortgage (the “New York Term Loan Amount”), be allocated to reduce the principal amounts secured by Mortgages covering Real Property located outside of the State of New York. Therefore, so long as the principal balance of the Loans at any time equals or exceeds the New York Term Loan Amount, the principal amount of the Loans secured by the NY Mortgage shall be deemed to equal the Secured Amount; and, to the extent that the principal balance of the Loans at any time is less than the New York Term Loan Amount, then the aggregate Secured Amount of the NY Mortgage shall be permanently reduced by the difference between the New York Term Loan Amount and the principal balance at such time of the Loans.

11.17. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address and tax identification number of the Credit Parties and other information regarding the Credit Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lender and the Administrative Agent.

11.18. Loan Modification Offers. (a) Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Tranche (an “Existing Tranche”) be converted to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) with respect to such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 11.18. In order to establish a Tranche of Extended Term Loans, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Tranche) (each, a “Loan Modification Offer”) setting forth (i) the terms and conditions of the Extended Term Loans to be established (which shall be identical in all material respects to the Term Loans under the Existing Tranche from which such Extended Term Loans are to be converted except that (i) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Term Loans of such Existing Tranche to the extent provided in such Loan Modification Offer, (ii) the Applicable Margin, the Eurodollar “floor” set forth in the final sentence of the definition of Eurodollar Base Rate and/or fees payable with respect to the Loans may be different from the same provisions for the Term Loans of such Existing Tranche, in each case to the extent provided in the Loan Modification Offer, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Loan Modification Offer, (iv) the Loan Modification Offer may provide for other covenants and terms (x) that apply solely to any period after the latest final maturity of the Term Loans and Commitments in effect on the effective date of the Loan Modification Offer immediately prior to the establishment of such Extended Term Loans, or after approval thereof by the Required Lenders or (y) that are less favorable to the holders of the Extended Term Loans than the covenants and terms applicable to the Existing Tranche. Borrower shall provide the applicable Loan Modification Offer at least five (5) Business days prior to the date on which Lenders are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Tranche converted into Extended Term Loans pursuant to any Loan Modification Offer. Any Lender (an “Existing Term Lender”) wishing to have all or a portion of its Term Loans of the applicable Existing Tranche subject to such Loan Modification Offer converted into Extended Term Loans shall notify the Administrative Agent in writing (an “Extension Election”) on or prior to the date specified in such Loan Modification Offer of the amount of its Term Loans of the applicable Existing Tranche which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements set forth in such Loan Modification Offer). In the event that the aggregate amount of Term Loans of the applicable Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the applicable Existing Tranche subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans of the applicable Existing Tranche included in each such Extension Election.

(b) Borrower and any one or more Revolving Credit Lenders may from time to time agree that such Revolving Credit Lenders will establish Revolving Credit Commitments through the conversion of a previously established Revolving Credit Commitment of any such Revolving Credit Lender to an Extended Revolving Credit Commitment of such Lender (any Revolving Credit Commitments being established in accordance with this Section 11.18(b) an “Extended Revolving Credit Commitment”, which for the avoidance of doubt, shall also be a “Revolving Credit Commitment”) by executing and delivering to the Administrative Agent a notice (a “Revolving Extension Notice”; each Revolving Extension Notice and each Loan Modification Offer being an “Extension”) specifying (i) the amount of Extended Revolving Credit Commitments established thereby, (ii) the Revolving Credit Termination Date for such Extended Revolving Credit Commitments; provided that the Revolving Credit Termination Date for any Extended Revolving Credit Commitments shall in no event be earlier than the Revolving Credit Termination Date for the Revolving Credit Commitments established on the Closing Date and there shall not be more than three Revolving Credit Termination Dates in effect at any time, (iii) the Applicable Margin for Revolving Credit Loans and fees in respect of participations in Letters of Credit pursuant to such Extended Revolving Credit Commitments and the Commitment Fee payable with respect to such Extended Revolving Credit Commitments; provided that (x) in no event shall there be more than three Applicable Margins in effect in the aggregate for all Revolving Credit Commitments at any time and (y) either (A) the Applicable Margins for Revolving Credit Loans, fees in respect of participations in Letters of Credit and the Commitment Fee for all Revolving Credit Commitments that have the same Revolving Credit Termination Date shall be the same (although different upfront fees may be paid by Borrower) or (B) the maximum number of Revolving Credit Termination Dates permitted to be in effect at any time shall be reduced by the number of such different Applicable Margins and fees in excess of one applicable to Revolving Credit Commitments with the same Revolving Termination Date and (iv) whether clause (ii) above shall be amended to provide that future Extended Revolving Credit Commitments may not have a Revolving Credit Termination Date prior to the Revolving Credit Termination Date for such Extended Revolving Credit Commitments. Except as set forth above, the terms of the Extended Revolving Credit Commitments shall be identical in all material respects to the Revolving Credit Commitments established on the Closing Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion, provided that all Revolving Credit Lenders shall be afforded a pro rata opportunity to participate in any Extensions (subject to notice and conditions to be agreed by Borrower and the Administrative Agent in their reasonable discretion). On each date on which Extended Revolving Credit Commitments are established, each Revolving Credit Lender shall purchase at par from and/or sell at par to each of the other Revolving Credit Lenders such portions of the outstanding Revolving Credit Loans, if any, as may be specified by the Administrative Agent so that, immediately following such purchases, all Eurodollar Loans and all Alternate Base Rate Loans that are Revolving Credit Loans shall be held by the Revolving Credit Lenders on a pro rata basis in accordance with their respective Revolving Credit Commitment Percentage.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Term Lender agreeing to a Loan Modification Offer as evidenced by its delivery of an Extension Election, (B) the consent of each Revolving Credit Lender agreeing to an Extended Revolving Credit Commitment as evidenced by its execution of a Revolving Extension Notice and (C) with respect to the establishment of any Extended Revolving Credit Commitment, the consent of the Issuing Bank and the Administrative Agent. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection (and the Administrative Agent is hereby directed to enter into any such amendments). Without limiting the foregoing, in connection with the establishment of any Extended Term Loans or Extended Revolving Credit Commitments the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

[This space intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

ATLANTIC BROADBAND FINANCE, LLC, as Borrower,

by
Name:
Title:

ATLANTIC BROADBAND HOLDINGS I, LLC, as Holdings,

by
Name:
Title:

Atlantic Broadband Management, LLC

Atlantic Broadband Finance, Inc.

Atlantic Broadband (Penn), LLC

Atlantic Broadband (Delmar), LLC

Atlantic Broadband (SC), LLC

Atlantic Broadband (Miami), LLC

Atlantic Broadband (Miami II), LLC

by
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Issuing Lender,

by
Name:
Title:

by
Name:
Title:

Name of Lender:

[LENDER]

by
Name:
Title:

For any Lender requiring a second signature block:

by
Name:
Title:

Schedule I - List of Addresses for Notices; Commitment Amounts

Lender	Revolving Credit Commitment	Tranche B Term Loan Commitment

Credit Suisse AG 11 Madison Avenue New York, New York 10010 Attention: Sean Portrait, Agency Group Telephone: (919) 994-6369 Facsimile: (212) 322-2291 Email: agency.loanops@credit-suisse.com	$9,000,000	$575,000,000

SunTrust Bank 303 Peachtree Street NE Atlanta, Georgia 30308 Attention: Brian Guffin Telephone: (404) 813-7158 Facsimile: (404) 588-8833 Email: brian.guffin@suntrust.com	$6,000,000	$0

Credit Agricole Corporate and Investment Bank 1301 Avenue of the Americas, 18th Floor New York, New York 10019 Attention: Kestrina Budina Telephone: (212) 261-7365 Facsimile: (212) 261-3288 Email: kestrina.budina@ca-cib.com	$5,000,000	$0

Sovereign Bank 75 State Street Boston, Massachusetts 02109 Mail Code: MA SST 05-16 Attention: Mark E. McGwin III Telephone: (617) 757-5563 Fax: (617) 757-3565 Email: mmcgwin@sovereignbank.com	$5,000,000	$0

Total:	$25,000,000	$575,000,000

Schedule II - Subsidiary Guarantors

Legal Name	Type of Entity	State of Formation

Atlantic Broadband Management, LLC	limited liability company	Delaware

Atlantic Broadband Finance, Inc.	corporation	Delaware

Atlantic Broadband (Miami), LLC	limited liability company	Delaware

Atlantic Broadband (Delmar), LLC	limited liability company	Delaware

Atlantic Broadband (Penn), LLC	limited liability company	Delaware

Atlantic Broadband (SC), LLC	limited liability company	Delaware

Atlantic Broadband (Miami II), LLC	limited liability company	Delaware

Schedule 5.7 - Litigation

None.

Schedule 5.12 - Subsidiaries

Name	Owner	Authorized Shares	Outstanding Shares	Jurisdiction of Formation
Atlantic Broadband Management, LLC	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware
Atlantic Broadband Finance, Inc.	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware
Atlantic Broadband (Miami), LLC	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware
Atlantic Broadband (Delmar), LLC	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware
Atlantic Broadband (Penn), LLC	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware
Atlantic Broadband (SC), LLC	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware
Atlantic Broadband (Miami II), LLC	Atlantic Broadband Finance, LLC	1,000	1,000	Delaware

Schedule 5.13 - Fee Properties, Leased Properties, Other Properties and Mortgaged Properties

I. Fee Properties

Grantor	Address	Mortgaged Property
Atlantic Broadband (Delmar), LLC	201 S. Mechanic Street Cumberland, Maryland	Yes
Atlantic Broadband (Delmar), LLC	12505 Moore’s Hollow Road Cumberland, Maryland
Atlantic Broadband (Delmar), LLC	330 Drummer Drive Grasonville, Maryland	Yes
Atlantic Broadband (Delmar), LLC	1220 Cedar Corner Road, Perryville, Maryland
Atlantic Broadband (Delmar), LLC	124 Foreman Landing Road, Wye Mills, Maryland	Yes
Atlantic Broadband (Delmar), LLC	572 Parkside Drive, Limestone, Maryland
Atlantic Broadband (Miami), LLC	1951 71st Street, Miami Beach, FL
Atlantic Broadband (Miami), LLC	1681 N Bay Causeway, North Bay Village, FL	Yes
Atlantic Broadband (Penn), LLC	State Park Rd., Salamanca, NY	Yes
Atlantic Broadband (Penn), LLC	2200 Beale Ave., Altoona, Pennsylvania	Yes
Atlantic Broadband (Penn), LLC	RT 350, Warriors Mark, Pennsylvania
Atlantic Broadband (Penn), LLC	2 Fernwood Dr., Bradford, Pennsylvania	Yes
Atlantic Broadband (Penn), LLC	Play Ford Ave., Brownsville, Pennsylvania
Atlantic Broadband (Penn), LLC	Good St. & Mapes Ave., Clearfield, Pennsylvania	Yes
Atlantic Broadband (Penn), LLC	Hoover Nelson Road, Clearfield, Pennsylvania
Atlantic Broadband (Penn), LLC	1 Blue Berry Hill Rd., Derry Township, Pennsylvania
Atlantic Broadband (Penn), LLC	232 Old Rt. 220 South, Duncansville, Pennsylvania
Atlantic Broadband (Penn), LLC	114 5th Street A, Jerome, Pennsylvania
Atlantic Broadband (Penn), LLC	120 Southmont Blvd., Johnstown, Pennsylvania	Yes
Atlantic Broadband (Penn), LLC	393 Wertz Road, Johnstown, Pennsylvania	Yes
Atlantic Broadband (Penn), LLC	690 Dishong Mountain Rd., Johnstown, Pennsylvania
Atlantic Broadband (Penn), LLC	1 Stoney Acres Road, Mifflinburg, Pennsylvania
Atlantic Broadband (Penn), LLC	Old Pittsburg Road, Uniontown, Pennsylvania	Yes
Atlantic Broadband (Penn), LLC	103 Oak St., Vestaburg, Vestaburg, Pennsylvania
Atlantic Broadband (Penn), LLC	1 Cacapon State Park, Cacapon (Morgan), West Virginia

Grantor	Address	Mortgaged Property
Atlantic Broadband (Penn), LLC	Corner 4th7th & Fairfax, Davis, West Virginia
Atlantic Broadband (Penn), LLC	320 Main Street, Grant Town, West Virginia
Atlantic Broadband (Penn), LLC	Dans Mountian Rd. Midland, West Virginia
Atlantic Broadband (Penn), LLC	Rte. 7 East Caldwell Mountain, Kingswood (Preston), West Virginia
Atlantic Broadband (Penn), LLC	1278 South Fork Road, Moorfield, West Virginia
Atlantic Broadband (SC), LLC	3060 Cablevision Rd NW, Aiken, South Carolina	Yes
Atlantic Broadband (SC), LLC	520 E.Pine Log Road, Aiken, South Carolina	Yes
Atlantic Broadband (SC), LLC	R520 E.Pine Log Road, Aiken, South Carolina
Atlantic Broadband (SC), LLC	U S HIGHWAY 278, Allendale, South Carolina
Atlantic Broadband (SC), LLC	1706 Patterson St., Barnwell, South Carolina
Atlantic Broadband (SC), LLC	STATE ROAD S-5-120, Denmark, South Carolina
Atlantic Broadband (SC), LLC	Aspen Road, New Ellington (Aiken), South Carolina
Atlantic Broadband (SC), LLC	HIGHWAY 37, Williston, South Carolina

II. Leased Properties

Grantor	Address
Atlantic Broadband (Delmar), LLC	201 Power Drive, Rt. 18, Chester, Maryland
Atlantic Broadband (Delmar), LLC	800 High Street, Chestertown, Maryland
Atlantic Broadband (Delmar), LLC	Route 20 Gratitude Area, Rock Hall, Maryland
Atlantic Broadband (Delmar), LLC	100 S. Church St., Sudlersville, Maryland
Atlantic Broadband (Delmar), LLC	29600 Tarbutton Mill Road, Trappe, Maryland
Atlantic Broadband (Miami), LLC	4425 -4245 SW 71 Ave., Miami, FL
Atlantic Broadband (Miami), LLC	1960 Normandy Drive, Miami Beach, FL
Atlantic Broadband (Penn), LLC	600 North Broad Street, Middletown, Delaware
Atlantic Broadband (Penn), LLC	Mudd Town Road, Three Springs Pennsylvania
Atlantic Broadband (Penn), LLC	595 Bealsville RD, Bentleyville, Pennsylvania
Atlantic Broadband (Penn), LLC	24 Main Street, Bradford, Pennsylvania
Atlantic Broadband (Penn), LLC	771 South 88 Road, Carmichaels, Pennsylvania
Atlantic Broadband (Penn), LLC	313 Half E. Cherry Street, Clearfield, Pennsylvania
Atlantic Broadband (Penn), LLC	65 Shade Mountain, Derry, Pennsylvania
Atlantic Broadband (Penn), LLC	Rt 219 North, Grampian, Pennsylvania
Atlantic Broadband (Penn), LLC	989 Stronach Road, Grampian, Pennsylvania
Atlantic Broadband (Penn), LLC	Windy Hill Rd., Lamberton, Pennsylvania
Atlantic Broadband (Penn), LLC	RD#2 Jackson Township (Luzerne), Pennsylvania
Atlantic Broadband (Penn), LLC	314 Chestnut Street, Mifflinburg (Union), Pennsylvania

Grantor	Address
Atlantic Broadband (Penn), LLC	RT 869 Brumbaugh Mt., New Enterprise, Pennsylvania
Atlantic Broadband (Penn), LLC	Ron McHenery Road, Ninevah, Pennsylvania
Atlantic Broadband (Penn), LLC	375 Quaker Church Road, Perryopolis, Pennsylvania
Atlantic Broadband (Penn), LLC	Rt 32, Shippenville, Pennsylvania
Atlantic Broadband (Penn), LLC	Road #3, Smithfield, Pennsylvania
Atlantic Broadband (Penn), LLC	Mudd Town Road, Three Springs, Pennsylvania
Atlantic Broadband (Penn), LLC	320 Bailey Avenue, Uniontown, Pennsylvania
Atlantic Broadband (Penn), LLC	309 Jamestown Street, Sugar Grove, Pennsylvania
Atlantic Broadband (Penn), LLC	14 Biddle Street, Warren, Pennsylvania
Atlantic Broadband (Penn), LLC	1 Monumental Road, Grant Town, Pennsylvania
Atlantic Broadband (Penn), LLC	200 Ebensburg Road, Johnstown, Pennsylvania
Atlantic Broadband (Penn), LLC	Watterson Showers, Strattenville, Pennsylvania
Atlantic Broadband (Penn), LLC	Linden Hall RD1, Uniontown, Pennsylvania
Atlantic Broadband (Penn), LLC	703E. 5th Avenue Extension, Warren, Pennsylvania
Atlantic Broadband (Penn), LLC	107 1/2 Pleasant Ave., Kingswood, West Virginia
Atlantic Broadband (Penn), LLC	100 Moutain Top, Moorfield, West Virginia
Atlantic Broadband (Penn), LLC	1309 Point Marion Road, Morgantown, West Virginia
Atlantic Broadband (Penn), LLC	224 Walnut St., Parsons, West Virginia
Atlantic Broadband (Penn), LLC	100 Plains Rd., Paw Paw, West Virginia
Atlantic Broadband (Penn), LLC	Route 28, Springfield, West Virginia
Atlantic Broadband Finance, LLC	1 Batterymarch Park, Quincy, MA

III. Other Real Property

None.

Schedule 5.15 - UCC and Other Necessary Filings

Type of Filing	Entity	Applicable Security Document	Filing Office
UCC-1 Financing Statement	Atlantic Broadband Finance, LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband Holdings I, LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband Management, LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband Finance, Inc.	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband (Miami), LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband (Delmar), LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband (Penn), LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband (SC), LLC	Security Agreement	Secretary of State of the State of Delaware

UCC-1 Financing Statement	Atlantic Broadband (Miami II), LLC	Security Agreement	Secretary of State of the State of Delaware

Schedule 5.17 - Environmental Matters

1951 71st Street, Miami Beach, Florida

1. Ships Dry Cleaning was listed at this site address in 1963 and 1964 city directories. The dry cleaning operations likely occurred on the eastern portion of the site building as it was listed in unit 1951. The site was not listed in the environmental database report. Due to the historical dry cleaning operations at the site, the potential for impact cannot be ruled out. However, due to the short period of the dry cleaning operations at the site, impacts to the site, if any, are not likely to be extensive.

201 South Mechanic Street, Cumberland, Maryland

2. This site was occupied by Crystal Laundry Co. from 1918 until the late 1970s. There is a potential for impact to the site from the historical dry cleaning operations. According to a representative of the Maryland Department of the Environment, sensitive receptors determine risk regarding ground water contamination. The site is located within an area of commercial and industrial development with no sensitive receptors apparent in the surrounding area. In addition, the City of Cumberland obtains potable water from Lake Gordon and Lake Koon in Bedford, Pennsylvania (approximately 30-40 miles away) with no public water wells are located in the surrounding area and two private water wells are located approximately  3/4 mile crossgradient of the site. As such, the potential for impact from the site is mitigated.

2200-2218 Beale Avenue, Altoona, Pennsylvania

3. The main parcel of this site had been occupied by an automobile sales and service facility from at least 1932 until approximately 1972 and as a junkyard from at least 1932 until approximately 1950. Potential impact from these historical operations cannot be ruled out.

4. Historical fire insurance maps indicated a gasoline UST was present on the northern portion of the site from at least 1932 through at least 1950. GaiaTech identified a vent pipe, likely associated with an UST, in this area at the time of the site inspection. Given that the site building had been razed and rebuilt, this is likely a second UST. Site representatives were not aware of any USTs at the site and a review of environmental databases did not identify any registered USTs at the site. There is a potential for impact to the site due to the historical and possible current presence of USTs at the site.

5. Several patched concrete areas were noted in the warehouse area of the site. Site representatives stated that hydraulic lifts were formerly located in these areas but had been removed well before Charter had occupied the site. It is not known whether the hydraulic reservoirs associated with the lifts were removed. There is a potential for impact to the site from the hydraulic reservoirs if they remain in ground.

Schedule 5.23 - Outstanding Rights In Respect of Capital Stock

None.

Schedule 5.24 - Existing Indebtedness

1. The Intercompany Promissory Note, dated as of November 29, 2010, amongst Atlantic Broadband Finance, LLC, a Delaware limited liability company, Atlantic Broadband Holdings I, LLC, a Delaware limited liability company, Atlantic Broadband Management, LLC, Atlantic Broadband (Miami), LLC, Atlantic Broadband (Delmar), LLC, Atlantic Broadband (Penn), LLC, Atlantic Broadband Finance, Inc., Atlantic Broadband (Miami II), LLC, and Atlantic Broadband (SC), LLC.

2. Obligations of Borrower under that certain cash collateral agreement dated as of November 29, 2010 between Borrower and Société Générale (the “Cash Collateral Agreement”) in an amount not to exceed $750,000.

Schedule 7.17 - Post Closing Collateral Matters

To the extent such items have not been delivered as of the Closing Date, as promptly as practicable thereafter and in no event later than 90 days after the Closing Date, unless extended by the Administrative Agent in its sole discretion, the applicable Credit Party shall deliver to the Administrative Agent, with respect to each of the real properties designated as “Mortgaged Property” on Schedule 5.13 to the Credit Agreement:

(a) an executed and acknowledged Mortgage in respect of such real property made by the applicable Credit Party in favor of the Administrative Agent for the ratable benefit of the Secured Parties to secure the Obligations, substantially in the form of Exhibit F to the Credit Agreement (with such reasonable changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and otherwise as shall be reasonably acceptable to the Administrative Agent);

(b) a fully paid Title Policy and Survey;

(c) an opinion of local counsel for the Credit Parties in the jurisdiction in which such Mortgaged Property is located, with respect to the enforceability and perfection of such Mortgage and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent; and

(d) evidence that all other actions, recordings and filings in connection with such Mortgage that the Administrative Agent may deem reasonably necessary or advisable shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

Schedule 8.2(h) - Existing Liens

Liens in existence on the Closing Date in connection with the Cash Collateral Agreement as in effect at such time.

Schedule 8.3(d) - Existing Contingent Obligations

1. Performance bonds, letters of credit and similar credit enhancements supporting the Credit Parties’ obligations (i) to utilities, (ii) under Franchises and (iii) with respect to pole attachment agreements, not to exceed, in the aggregate, twelve million dollars $12,000,000.

2. Contingent Obligations of Borrower in existence on the Closing Date in connection with the Cash Collateral Agreement as in effect at such time.

Schedule 8.6 - Existing Investments

None.

Schedule 8.12 - Existing Affiliate Transactions

1. The Intercompany Promissory Note, dated as of November 29, 2010, amongst Atlantic Broadband Finance, LLC, a Delaware limited liability company, Atlantic Broadband Holdings I, LLC, a Delaware limited liability company, Atlantic Broadband Management, LLC, Atlantic Broadband (Miami), LLC, Atlantic Broadband (Delmar), LLC, Atlantic Broadband (Penn), LLC, Atlantic Broadband Finance, Inc., Atlantic Broadband (Miami II), LLC, and Atlantic Broadband (SC), LLC.

2. Certain Credit Parties may obtain programming through an arrangement with an affiliated entity (the “Programming Affiliate”) that is controlled, indirectly, by Oak Hill and ABRY. This arrangement will be utilized only where the Credit Parties are able to obtain better pricing for programming through the arrangement than they could obtain independently. To the extent that the Programming Affiliate is required to guaranty a Credit Party’s obligations to pay for programming obtained through this arrangement, such Credit Party will be required to indemnify the Programming Affiliate with respect to such Guaranty. There will be no fees payable with regard to this arrangement other than the actual cost of the programming and out-of-pocket costs and expenditures. This arrangement exists to assist the Credit Parties to obtain the best available pricing for programming.

3. The Management Services Agreement, dated September 14, 2009 between Grande Communications Networks LLC (“Grande”), a Delaware limited liability company, Atlantic Broadband Finance, LLC (“ABB’), and Grande Manager LLC, a Delaware limited liability company, whereby Grande agreed to engage ABB to provide management and other services to Grande.